Exhibit 4.85

AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

by and between

BAIDU (HONG KONG) LIMITED

MOON SPV LIMITED

JOYY INC.

FUNSTAGE TECHNOLOGY LTD.

TOPSTAGE TECHNOLOGY LTD.

广州华多网络科技有限公司

广州欢聚时代信息科技有限公司

RUNDERFO INC.

AND

SOLELY FOR THE PURPOSES OF Section 4.3, Section 5.4, Section 6.3, Section 6.4, Section 6.5, Section 6.9 and Article VIII,

MR. DAVID XUELING LI

DATED November 16, 2020

and

AMENDED AND RESTATED February 7, 2021

i

ii

THIS SHARE PURCHASE AGREEMENT (as amended, restated, supplemented or modified through the date hereof, this “Agreement”) was originally entered into on November 16, 2020 and is amended and restated on this February 7, 2021

BY AND BETWEEN:

(1)	Baidu (Hong Kong) Limited, a company incorporated with limited liability under the laws of Hong Kong and a wholly-owned subsidiary of the Buyer Parent (the “HK Buyer”);

(2)	Moon SPV Limited, a company incorporated with limited liability under the laws of the Cayman Islands (the “Buyer” and, together with the HK Buyer, the “Buyer Parties”);

(3)	JOYY Inc., a company incorporated with limited liability under the laws of the Cayman Islands (the “Seller Parent”);

(4)	Funstage Technology Ltd., a company incorporated with limited liability under the laws of the British Virgin Islands and an indirect wholly-owned subsidiary of the Seller Parent (the “Seller”);

(5)	Topstage Technology Ltd., a company incorporated with limited liability under the laws of the British Virgin Islands (the “New WFOE Holdco”);

(6)	广州华多网络科技有限公司, a company incorporated with limited liability under the laws of the People’s Republic of China (“Guangzhou Huaduo”);

(7)	广州市锐橙网络科技有限公司, a company incorporated with limited liability under the laws of the People’s Republic of China (“Guangzhou Ruicheng”);

(8)

广州欢聚时代信息科技有限公司, a company incorporated with limited liability under the laws of the People’s Republic of China (together with the Seller Parent, the Seller, the New WFOE Holdco, Guangzhou Huaduo and Guangzhou Ruicheng, the “Seller Parties”);

(9)	Runderfo Inc., a company incorporated with limited liability under the laws of the Cayman Islands (the “Target Company”); and

(10)

solely for the purposes of Section 4.3, Section 5.4, Section 6.3, Section 6.4, Section 6.5, Section 6.9 and Article VIII, Mr. David Xueling Li, the chairman and chief executive officer of the Seller Parent (“Mr. Li”).

The parties listed above are each referred to herein as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into a share purchase agreement dated November 16, 2020, pursuant to which the Buyer Parties agreed to acquire from the Seller Parties, and the Seller Parties agreed to sell to the Buyer Parties, the Target Business and the Contributed Assets on the terms and subject to the conditions set forth therein (the “Original Share Purchase Agreement”);

WHEREAS, the Parties wish to amend and restate the Original Share Purchase Agreement in its entirety by entering into this Agreement; and

WHEREAS, Mr. Li, the Seller Parties and certain Affiliates thereof intend to deliver or cause to be delivered to the Buyer Parties and certain Affiliates thereof the Non-Compete Undertaking (defined below) on the Closing Date.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties agree that the Original Share Purchase Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE I

INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“ABAC Laws” shall have the meaning set forth in Section 4.1(p)(i).

“Acceptable Tax Evidence” means (i) written evidence reasonably acceptable to the Buyer that the taxes in connection with the sale and purchase of the Sale Shares have been paid in full, e.g., a receipt of payment (完税证明including a中华人民共和国税收缴款书) issued by the Relevant PRC Tax Authority, or (ii) written evidence that the Seller Parties have received definitive confirmation from the Relevant PRC Tax Authority that the Seller Parties are not required to pay any taxes in connection with the sale and purchase of the Sale Shares.

“Accounting Firm” shall have the meaning set forth in Section 2.6(c)(iii).

“Acquisition Proposal” means any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by any Buyer Party) contemplating or otherwise relating to any (a) merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving, or (b) sale, lease, license, exchange, transfer, acquisition or disposition of, any portion of the Target Business or of the Contributed Assets.

“Action” means any action, suit, litigation, arbitration, investigation, claim or proceeding by or before any Governmental Authority or tribunal.

“Affiliate” of a Person means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by such Person or is a Relative of such Person. For purposes of this Agreement, (i) the Target Group Companies shall be deemed Affiliates of the Seller Parties prior to the Closing, and (ii) the Target Group Companies (other than the New WFOE Holdco and its Subsidiaries from and after the Closing) shall be deemed Affiliates of the Buyer Parties from and after the Closing.

“Agreed Exchange Rate” means a USD:RMB exchange rate derived from the arithmetic mean of the USD:RMB central parity rates on the interbank foreign exchange market published by the People’s Bank of China on its website for the ten (10) weekdays immediately preceding the tenth (10th) Business Day immediately preceding the Closing Date.

“Agreed OP Exchange Rate” shall have the meaning set forth in Section 6.12(a)(i).

“Agreed Restructuring Amount” means the aggregate amount, as confirmed by the Buyer and the Seller in writing prior to the Closing, of payments to be made by or on behalf of the Buyer Parties or their Affiliates to the Seller Parties or their designees on or prior to the Closing pursuant to the Restructuring Plan.

“Agreement” shall have the meaning set forth in the Preamble.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 4.1(p)(iii).

“Authorization” shall have the meaning set forth in Section 4.1(d).

“AVSP License” means the Audio-Visual Service Provider License issued by NRTA to Guangzhou Jinhong on or around February 28, 2018.

“Balance Sheet Date” shall have the meaning set forth in Section 4.1(k)(i).

“Business Day” means any day other than Saturday, Sunday or another day on which commercial banks located in the Cayman Islands, the British Virgin Islands, New York City, the PRC or Hong Kong are authorized or required by Law or executive order to be closed.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.2(a), Section 4.2(b), Section 4.2(c), and Section 4.2(d).

“Buyer Parent” means Baidu, Inc., a company incorporated with limited liability under the laws of the Cayman Islands.

“Buyer Parties” shall have the meaning set forth in the Preamble.

“Buyer Releasing Parties” shall have the meaning set forth in Section 6.3(b).

“Buyer Sale Shares” means (i) all of the issued and outstanding share capital of the Target Company, or (ii) upon occurrence of the Offshore Sale Toggle Event, seventeen percent (17%) of the issued and outstanding share capital of the Target Company.

“Capitalization Table” means the capitalization table and the organizational chart setting out the capitalization of each of the Target Group Companies on a fully diluted basis as of the date hereof and as of immediately prior to the Closing upon the completion of the Restructuring, as attached hereto as Exhibit E (subject to any changes with respect to the PRC domestic enterprises therein made in accordance with the Restructuring Plan).

“Circular 7” means Circular No. 7 on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (SAT Bulletin [2015] No. 7) (关于非居民企业间接转让财产企业所得税若干问题的公告(国家税务总局公告2015年笫7号)) , dated and effective as of February 3, 2015, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

“Claim Notice” shall have the meaning set forth in Section 8.3(a).

“Closing” shall have the meaning set forth in Section 2.4(a).

“Closing Cash” shall have the meaning set forth in Section 2.6(a)(i) .

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” shall have the meaning set forth in Section 2.6(a)(ii) .

“Closing Net Working Capital” shall have the meaning set forth in Section 2.6(a)(iii) .

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1(a), Section 4.1(b), Section 4.1(c), Section 4.1(d), Section 4.1(e), Section 4.1(f), Section 4.1(g)(i), and Section 4.1(h).

“Confidential Information” shall have the meaning set forth in Section 9.10(a).

“Consideration” shall have the meaning set forth in Section 2.2.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Contributed Assets” means all assets, businesses, rights, Permits, Intellectual Property, Information Technology and data that are already owned by the Target Group Companies or are to be contributed or otherwise transferred by the relevant Seller Parties or their Affiliates to the Target Group Companies in accordance with the Restructuring Plan.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor or agent or otherwise. For purposes of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than fifty percent (50%) of the voting Equity Securities in such other Person, or if such first Person, directly or indirectly, is entitled to appoint a majority of the board of directors, managing partner or other similar governing body or position of such other Person. The terms “Controlled” and “Controls” shall have meanings correlative to the foregoing.

“Determination Time” shall have the meaning set forth in Section 2.6(a)(iv).

“Disclosure Materials” means (i) the Disclosure Schedule, and (ii) the Seller Parent SEC Documents filed with or furnished to the SEC between January 1, 2019 and the date hereof but excluding statements in any “Risk Factors” section or similar cautionary, predictive or forward-looking disclosure in such Seller Parent SEC Documents.

“Disclosure Schedule” means the disclosure schedule attached hereto as Exhibit A.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (b) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (c) any adverse claim as to title, possession or use.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Businesses” means all the assets, businesses, rights, Permits, Intellectual Property, Information Technology and data of any Seller Party or its Affiliates other than the Target Business.

“Existing Escrow Account” means the “Escrow Account” as defined in the Existing Escrow Agreement.

“Existing Escrow Agent” means Citibank, N.A., Hong Kong Branch.

“Existing Escrow Agreement” means the Escrow Agreement, dated October 27, 2020, by and between Baidu Holdings Limited, Duowan Entertainment Corporation and the Existing Escrow Agent, as amended.

“Existing Escrow Amount” means an amount in U.S. Dollar cash equal to US$80,000,000, being the amount deposited by an Affiliate of the HK Buyer and existing in the Existing Escrow Account as of the date of this Agreement.

“FCPA” shall have the meaning set forth in Section 4.1(p)(i).

“Final Closing Statement” shall have the meaning set forth in Section 2.6(c)(iv).

“Financial Statements” shall have the meaning set forth in Section 4.1(k)(i).

“First Tranche Consideration” means an amount in U.S. Dollar cash equal to US$2,000,000,000, as adjusted pursuant to the terms and conditions herein.

“Fourth Tranche Consideration” means an amount in U.S. Dollar cash equal to US$300,000,000, as may be adjusted pursuant to the terms and conditions herein.

“Fourth Tranche Consideration Deposit Amount” means the RMB equivalent of the Fourth Tranche Consideration, calculated at the Agreed Exchange Rate.

“Governmental Authority” means any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof and any governing body of any securities exchange.

“Guangzhou Huaduo” shall have the meaning set forth in the Preamble.

“Guangzhou Jinhong” means 广州津虹网络传媒有限公司, a company incorporated with limited liability under the laws of the PRC.

“Guangzhou Ruicheng” shall have the meaning set forth in the Preamble.

“Guangzhou Yiling” means 广州奕凌网络科技有限公司, a company incorporated with limited liability under the laws of the PRC.

“HK Buyer” shall have the meaning set forth in the Preamble.

“HK Buyer Sale Shares” means (i) one hundred percent (100%) of the issued and outstanding share capital of the WFOE owned by the New WFOE Holdco, being eight-three percent (83%) of the issued and outstanding share capital of the WFOE, or (ii) upon occurrence of the Offshore Sale Toggle Event, eight-three percent (83%) of the issued and outstanding share capital of the Target Company.

“HK Company” means Goldenage Technology Investment Group Limited, a company with limited liability incorporated in Hong Kong.

“HKIAC” shall have the meaning set forth in Section 9.1.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Host” means individual users of live streaming platforms who conduct live streaming activities on such platforms (including, but not limited to via personal computers, mobile devices, websites and other new social media platforms).

“Huya Non-Compete Undertaking” means the Non-Compete Agreement (不竞争协议) entered into by and between Guangzhou Huaduo and Guangzhou Huya Information Technology Co., Ltd. (广州虎牙信息科技有限公司) on March 8, 2018, and the supplemental agreement thereto entered into by the same parties on the same date.

“Initial Necessary Assets Disclosure” shall have the meaning set forth in Section 4.1(i)(iii).

“In-Scope Assets” shall have the meaning set forth in Section 6.2.

“In-Scope Employees” shall have the meaning set forth in Section 6.2.

“In-Scope Products” means the items set forth in Part 2 of Appendix B-7 to the Restructuring Plan.

“Indebtedness” means, as of any time with respect to any Person, without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, consent payments, fees and premiums (including redemption premiums)) (a) for borrowed money and related interest payables, (b) evidenced by notes, bonds or debentures, (c) under capital leases, (d) for unpaid purchase price obligations in respect of any merger, acquisition, investment or purchase of fixed assets or other long-term assets, and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Party” shall have the meaning set forth in Section 8.2(d).

“Indemnifying Party” shall have the meaning set forth in Section 8.2(d).

“Indemnity Notice” shall have the meaning set forth in Section 8.5.

“Information Technology” means all computer systems, telecommunication systems, software (and the tangible media on which it is stored) and hardware including source and object code, cabling, routers, switched, racks, servers, PCs, laptops, terminals, scanners, printers, all associated peripherals and all other information technology assets, including all documentation relating to the foregoing, (a) owned or used by any of the Target Group Companies or (b) licensed or leased to any of the Target Group Companies.

“Intellectual Property” means any and all (a) patents (including all reissues, divisionals, provisionals, continuations, continuations in part, re-examinations, renewals and extensions thereof), patent applications, and other patent rights, (b) trademarks, service marks, tradenames, brand names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with all goodwill associated with any of the foregoing and applications, registrations and renewals in connection therewith, (c) copyrights, mask works, and copyrightable works, and all applications, registrations for and renewals in connection therewith, (d) internet domain names, web addresses, web pages, websites and related content, accounts with social media companies and the content found thereon and related thereto, and uniform resource locators, (e) proprietary computer software, including source code, object code and supporting documentation for such computer software, (f) trade secrets and proprietary information, including confidential business information, technical data, customer lists, data collections, methods and inventions (whether or not patentable and where or not reduced to practice), (g) copies and tangible embodiments of any of the foregoing and (h) all other intellectual property, whether or not registrable, in each case, under any Law or statutory provision or common law doctrine in any country.

“Key Hosts” means, collectively, Key Hosts Category I, Key Hosts Category II and Key Hosts Category III.

“Key Hosts and Talent Agencies Contracts” means, collectively, the contracts with Key Hosts and Key Talent Agencies.

“Key Hosts Category I” means the top Hosts in terms of remuneration and compensation provided by the Seller Parties and their Affiliates to such Host that in aggregate account for no less than twenty percent (20%) of the total remuneration and compensation provided by the Seller Parties and their Affiliates to the Hosts in connection with the Target Business during the period from January 1, 2020 to June 30, 2020.

“Key Hosts Category II” means the top Hosts (excluding Key Hosts Category I) in terms of remuneration and compensation provided by the Seller Parties and their Affiliates to such Host that in aggregate account for no less than fifty percent (50%) of the total remuneration and compensation provided by the Seller Parties and their Affiliates to the Hosts in connection with the Target Business during the period from January 1, 2020 to June 30, 2020.

“Key Hosts Category III” means the top Hosts (excluding Key Hosts Category I and Key Hosts Category II) in terms of remuneration and compensation provided by the Seller Parties and their Affiliates to such Host that in aggregate account for no less than ninety percent (90%) of the total remuneration and compensation provided by the Seller Parties and their Affiliates to the Hosts in connection with the Target Business during the period from January 1, 2020 to June 30, 2020.

“Key Talent Agencies” means, collectively, Key Talent Agencies Category I, Key Talent Agencies Category II and Key Talent Agencies Category III.

“Key Talent Agencies Category I” means the top Talent Agencies in terms of remuneration and compensation provided by the Seller Parties and their Affiliates to such Talent Agency that in aggregate accounts for no less than twenty percent (20%) of the total remuneration and compensation provided by the Seller Parties and their Affiliates to the Talent Agencies in connection with the Target Business during the period from January 1, 2020 to June 30, 2020.

“Key Talent Agencies Category II” means the top Talent Agencies (excluding Key Talent Agencies Category I) in terms of remuneration and compensation provided by the Seller Parties and their Affiliates to such Talent Agency that in aggregate accounts for no less than fifty percent (50%) of the total remuneration and compensation provided by the Seller Parties and their Affiliates to the Talent Agencies in connection with the Target Business during the period from January 1, 2020 to June 30, 2020.

“Key Talent Agencies Category III” means the top Talent Agencies (excluding Key Talent Agencies Category I and Key Talent Agencies Category II) in terms of remuneration and compensation provided by the Seller Parties and their Affiliates to such Talent Agency that in aggregate accounts for no less than ninety percent (90%) of the total remuneration and compensation provided by the Seller Parties and their Affiliates to the Talent Agencies in connection with the Target Business during the period from January 1, 2020 to June 30, 2020.

“Law” or “Laws” means all applicable laws, regulations, rules and Orders of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, Order, decree or judgment.

“Leased Real Property” shall have the meaning set forth in Section 4.1(q).

“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Target Group Company or any Seller Party holds any Leased Real Property.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, and whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability).

“Licensed Intellectual Property” means all Intellectual Property owned by any Person other than a Target Group Company and licensed or sublicensed to any Target Group Company, or any Seller Party for use in the Target Business, or for which any Target Group Company, or any Seller Party for use in the Target Business, has obtained a covenant not to be sued.

“Long Stop Date” means the date falling six (6) months after the date hereof; provided that if as of such date (x) the condition set forth in the second sentence of Section 3.1(a) has not been satisfied and the relevant Parties are not then in material breach of their respective obligations under Section 5.7, and (y) all other conditions set forth in ARTICLE III have been satisfied or waived, or are not satisfied but remain capable of being satisfied, the Long Stop Date shall automatically be extended once to the date falling nine (9) months after the date hereof.

“Losses” shall have the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means any event, fact, circumstance or occurrence that, individually or in the aggregate, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on (a) the condition, assets, liabilities, results of operations, business or prospects of the Target Business, the Contributed Assets and the Target Group Companies, taken as a whole, or (b) the ability of any of the Seller Parties and Target Group Companies to consummate the Contemplated Transactions; provided that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the Target Business, the Contributed Assets or the Target Group Companies to the extent arising out of (i) any action required to be taken pursuant to the terms of this Agreement or another Transaction Document, or taken at the specific written request of any Buyer Party, (ii) changes in general economic and market conditions (including general capital market conditions) affecting the industry in which the Target Business or the Target Group Companies operates, to the extent that such changes do not have a unique or disproportionate impact on the Target Business or the Target Group Companies, (iii) any occurrence, continuation or escalation of natural disaster, pandemic, hostilities of war or any act of terrorism, (iv) changes in Laws (or the application or interpretation thereof) or the US GAAP, or (v) any change in the Seller Parent’s stock price or trading volume, in and of itself and excluding the underlying circumstances or reasons for such change; except, in the case of clause (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Target Business, the Contributed Assets or the Target Group Companies relative to other participants that are in the same industry as the Target Business (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contract” shall have the meaning set forth in Section 4.1(n)(i).

“MOFCOM” means the Ministry of Commerce of the PRC (中华人民共和国商务部) or its competent local counterparts.

“Mr. Li” shall have the meaning set forth in the Preamble.

“New WFOE Holdco” shall have the meaning set forth in the Preamble.

“Non-Compete Undertaking” means the Non-Compete Undertaking in substantially the form attached hereto as Exhibit C, to be entered into on the Closing Date by and between the parties named therein.

“Non-Compete Undertaking Provisions” shall have the meaning set forth in Section 6.9.

“Notice of Disagreement” shall have the meaning set forth in Section 2.6(c)(ii).

“NRTA” means the National Radio and Television Administration of the PRC (中华人民共和国国家广播电视总局) or its local counterparts.

“ODI Approvals” means all overseas direct investment approvals, consents, authorizations and registrations required under all applicable Laws by (i) the National Development and Reform Commission of the PRC or its local counterparts; (ii) the Ministry of Commerce of the PRC or its local counterparts; and (iii) the State Administration for Foreign Exchange or its local branches (including through the relevant foreign exchange banks), in each case, relating to the investment in the Target Group Companies by the applicable Buyer Parties (or their Affiliates) contemplated hereunder.

“Offshore Sale Toggle Event” shall have the meaning set forth in Section 2.3(b).

“OP Accounting Firm” shall have the meaning set forth in Section 6.12(b).

“OP Benchmark” shall have the meaning set forth in Section 6.12(a)(ii).

“OP Deviation” shall have the meaning set forth in Section 6.12(a)(iii).

“Operating Profits” shall have the meaning set forth in Section 6.12(a)(vi).

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Ordinary Shares” means the ordinary shares, par value US$1.00 per share, in the share capital of the Target Company.

“Original Share Purchase Agreement” shall have the meaning set forth in the Recitals.

“Owned Intellectual Property” means all Intellectual Property owned, co-owned or purported to be owned or co-owned by the Target Group Companies, or the Seller Parties (or their Affiliates) for use in the Target Business.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Permits” shall have the meaning set forth in Section 4.1(j).

“Person” means any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature. A reference to any “Person” shall, where the context permits, include such Person’s executors, administrators, legal representatives and permitted successors and assigns.

“Post 2021 Adjustment Fourth Tranche Consideration” shall have the meaning set forth in Section 6.12(d).

“Post 2022 Adjustment Fourth Tranche Consideration” shall have the meaning set forth in Section 6.12(e).

“PRC” means the People’s Republic of China, but for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Pre-Closing Balance Sheet” shall have the meaning set forth in Section 2.6(a)(v).

“Pre-Closing Cash” shall have the meaning set forth in Section 2.6(a)(vi).

“Pre-Closing Indebtedness” shall have the meaning set forth in Section 2.6(a)(vii).

“Pre-Closing Net Working Capital” shall have the meaning set forth in Section 2.6(a)(viii).

“Preliminary Closing Statement” shall have the meaning set forth in Section 2.6(c)(i).

“Profit Adjustment Statement” shall have the meaning set forth in Section 6.12(b).

“Profit Adjustment Statement Deadline” shall have the meaning set forth in Section 6.12(b).

“Relative” of a natural person means such Person’s spouse, parents, children and siblings, whether by blood, marriage or adoption.

“Relevant Action or Inquiry” shall have the meaning set forth in Section 6.11(a).

“Relevant PRC Tax Authority” shall have the meaning set forth in Section 6.1(b).

“Reporting Agent” shall have the meaning set forth in Section 6.1(b).

“Representatives” shall have the meaning set forth in Section 4.1(p)(i).

“Restructuring” means, collectively, all transactions expressly contemplated by the Restructuring Plan.

“Restructuring Documents” means any agreements, documents or certificates delivered pursuant to the Restructuring Plan or otherwise in connection with the Restructuring.

“Restructuring Plan” means the Restructuring Plan attached hereto as Exhibit B.

“RMB Escrow Account” shall have the meaning set forth in Section 5.9(b).

“RMB Escrow Agent” shall have the meaning set forth in Section 5.9(b).

“RMB Escrow Agreement” shall have the meaning set forth in Section 5.9(b).

“Rulings” shall have the meaning set forth in Section 4.1(r)(vii).

“Sale Shares” means, collectively and without duplication, the Buyer Sale Shares and the HK Buyer Sale Shares.

“SAMR” means the State Administration for Market Regulation of the PRC (中华人民共和国国家市场监督管理总局) or its competent local counterparts.

“Sanctions Laws” shall have the meaning set forth in Section 4.1(p)(ii).

“SEC” means the Securities and Exchange Commission of the United States.

“Second Tranche Consideration” means an amount in U.S. Dollar cash equal to US$1,000,000,000, as may be adjusted pursuant to Section 6.7.

“Second Tranche Consideration Deposit Amount” means the RMB equivalent of the Second Tranche Consideration, calculated at the Agreed Exchange Rate.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Bank Account” means a bank account designated by the Seller by written notice to the Buyer Parties no later than ten (10) Business Days prior to the Closing Date; provided that, after the Closing Date, the Seller may from time to time designate another bank account as the Seller Bank Account by providing written notice to the Buyer Parties no later than ten (10) Business Days in advance.

“Seller Parent” shall have the meaning set forth in the Preamble.

“Seller Parent SEC Documents” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents that have been filed or furnished by the Seller Parent with the SEC pursuant to the Exchange Act and the Securities Act and available to the public at the SEC’s website, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

“Seller Parties” shall have the meaning set forth in the Preamble.

“Seller Releasing Parties” shall have the meaning set forth in Section 6.3(a).

“Social Media Account Names” shall have the meaning set forth in Section 4.1(s)(x).

“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any (i) social media or social networking website or online service, (ii) blog or microblog, (iii) mobile application, (iv) e-commerce platform, (v) photo, video or other content-sharing website, (vi) virtual game world or virtual social world, (vii) rating and review website, (viii) wiki or similar collaborative content website or (ix) message board, bulletin board, or similar forum.

“Software” means any and all (a) computer programs, applications, systems and software, including any and all software implementations of algorithms, models and methodologies and any and all source code, object code, development and design tools, applets, compilers and assemblers, (b) databases and compilations, including any and all libraries and collections of data whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any internet site(s), and (e) documentation and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing recorded.

“Specified Indemnity Matter” means any of the matters set forth in Exhibit I hereto.

“Specified Restructuring Steps” shall have the meaning set forth in Section 2.3(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of doubt, a “variable interest entity” Controlled by a Person shall be deemed to be a Subsidiary of such Person.

“Supplemental Necessary Assets Disclosure” shall have the meaning set forth in Section 4.1 (i)(iii).

“Talent Agencies” means online and offline entities that cooperate with live streaming platforms to provide broker and management services (including without limitation recruiting, training, negotiating business arrangements of, promoting and/or providing marketing services for the Hosts) and have entered into revenue sharing arrangements with such live streaming platform.

“Target Business” means (i) the PRC domestic video-based entertainment live streaming business, (ii) business of operating each of the In-Scope Products on the PC platform, the mobile platform and new social media platforms, (iii) the business of operating the end-to-end R&D back-end platform (研发端对端后台) and customer service for the In-Scope Products, and (iv) the business of operating any middle-platform general capacities (中台通用能力) or basic services (基础服务) that currently are primarily used in, primarily related to or essential to any In-Scope Product.

“Target Business Confidential Information” shall have the meaning set forth in Section 6.5.

“Target Business Entity” means any Target Group Company and any of the Seller Parties and their Affiliates to the extent it owns or operates any Target Business or Contributed Assets.

“Target Cash and Cash Equivalents” as of a specified time means the cash, cash equivalents (including marketable securities, foreign exchange contracts, short term investments, time deposits and cash held in escrow and security deposits), checks received but not cleared and deposits in transit of the Target Business, less any cash overdrafts, issued but uncleared checks or other negative balances, in each case, as of the specified time and measured in accordance with the US GAAP.

“Target Company” shall have the meaning set forth in the Preamble.

“Target Company Employee Agreement” means any management, employment, severance, change in control, transaction bonus, consulting, or other similar contract between any Target Group Company or, with respect to any Transferred Employee, any Seller Party or its Affiliates, on the one hand, and any current or former Target Company Personnel, on the other hand, pursuant to which any Target Group Company has any Liability.

“Target Company Employee Plan” means any written plan, program, policy, practice, contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, material fringe benefits or other material employee benefits or remuneration of any kind, that is maintained, contributed to or required to be contributed to by any Target Group Company or, with respect to any Transferred Employee, any Seller Party or its Affiliates.

“Target Company Personnel” shall have the meaning set forth in Section 4.1(u)(iii).

“Target Group Companies” means (i) the Target Company, the New WFOE Holdco and all of their respective Subsidiaries from time to time, and (ii) any other entity that, prior to the Closing becomes, or is required by the Restructuring Plan to become, a Subsidiary of the Target Company or the New WFOE Holdco.

“Target Indebtedness” as of a specified time means, without duplication, all Indebtedness of the Target Business as of such time, but excluding (x) Indebtedness owed by one Target Group Company to another Target Group Company, or (y) any amounts that are included as an offset to Target Cash and Cash Equivalents.

“Target Net Working Capital” as of a specified time means (i) (a) one hundred percent (100%) of the consolidated current assets (excluding Target Cash and Cash Equivalents, amounts receivable from a Target Group Company and deferred Tax assets of the Target Group Companies) of the Target Business, minus (b) one hundred percent (100%) of the consolidated current liabilities (excluding all Indebtedness and amounts payable to a Target Group Company) of the Target Business, in each case as of the specified time and determined in accordance with the US GAAP. The Target Net Working Capital may be either positive or zero or negative.

“Tax” means any tax, duty, deduction, withholding, impost, levy, fee, assessment or charge of any nature whatsoever (including income, franchise, value added, sales, use, excise, stamp, customs, documentary, transfer, withholding, property, capital, employment, payroll, ad valorem, net worth or gross receipts taxes and any social security, unemployment or other mandatory contributions) imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, national or other Governmental Authority and any interest, addition to tax, penalty, surcharge or fine in connection therewith, including any obligations to indemnify or otherwise assume, bear or succeed to the liability of any other Person with respect to any of the foregoing items by virtue of any Laws or contractual arrangements.

“Tax Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Escrow Account” shall have the meaning set forth in Section 5.9(a).

“Tax Escrow Agent” shall have the meaning set forth in Section 5.9(a).

“Tax Escrow Agreement” shall have the meaning set forth in Section 5.9(a).

“Tax Escrow Amount” means an amount in U.S. Dollar cash equal to US$288,000,000.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Tax Authority with respect to any Target Group Company that is not generally available to Persons without specific application therefor.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Tax Authority by any Target Group Company.

“Tax Sharing Agreement” means any Contract (whether written or oral), a principal purpose of which is the sharing, allocation or indemnification of Taxes.

“Third Party Claim” shall have the meaning set forth in Section 8.3(a).

“Third Tranche Consideration” means an amount in U.S. Dollar cash equal to US$300,000,000.

“Third Tranche Consideration Deposit Amount” means the RMB equivalent of the Third Tranche Consideration, calculated at the Agreed Exchange Rate.

“Transaction Documents” means, collectively, this Agreement, the Non-Compete Undertaking, the Transition Services Agreement (from and after its execution), the Restructuring Plan, the Restructuring Documents, and any other agreements, documents or instruments delivered pursuant hereto or thereto.

“Transferred Contracts” means the contracts that are required by the terms of the Restructuring Plan to be transferred to the Target Group Companies.

“Transferred Employees” means the employees identified in the Restructuring Plan, each of whom have ceased or will cease, in accordance with the Restructuring Plan, his or her employment with a Seller Party or its applicable Affiliates (other than the Target Group Companies) and have entered into or will enter into, in accordance with the Restructuring Plan, an employment relationship with the Target Company or its applicable Subsidiaries.

“Transition Services Agreement” means the Transition Services Agreement to be agreed and entered into by and between certain Seller Parties (or their Affiliates) and certain Buyer Parties (or their Affiliates) on or prior to the Closing; provided that the Transition Services Agreement shall abide by and reflect the principles attached hereto as Exhibit F.

“TSA Escrow Account” shall have the meaning set forth in Section 5.9(c).

“TSA Escrow Agent” shall have the meaning set forth in Section 5.9(c).

“TSA Escrow Agreement” shall have the meaning set forth in Section 5.9(c).

“TSA Escrow Amount” means an amount in RMB cash equal to RMB200,000,000.

“Unadjusted Portion of the Fourth Tranche Consideration Deposit Amount” means (x) the Fourth Tranche Consideration Deposit Amount, minus (y) the OP 2021 Deviation, minus (z) the OP 2022 Deviation; provided that if the Unadjusted Portion of the Fourth Tranche Consideration Deposit Amount as calculated above is a negative number, the Unadjusted Portion of the Fourth Tranche Consideration Deposit Amount shall be equal to zero (0).

“US GAAP” means the generally accepted accounting principles in the United States of America.

“WFOE” means 广州熙凌科技有限公司, a company incorporated with limited liability under the laws of the PRC.

“Wholly-Owned Target Group Companies” means, collectively, (i) the Target Company, (ii) Guangzhou Yiling and Guangzhou Jinhong, and (iii) any other Target Group Company that is, directly or indirectly, wholly-owned by the Target Company, Guangzhou Yiling or Guangzhou Jinhong.

Section 1.2 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “hereby,” “hereto,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) any statement that is qualified by “to the knowledge of” any Person or any similar expression is deemed to be given by reference to the knowledge of such Person after due and diligent inquiries of the Representatives, Subsidiaries and Affiliates of such Person, provided, however, that “to the knowledge of the Seller Parties” means the actual knowledge after due inquiry of any individual set forth in Exhibit H hereto, and “to the knowledge of Mr. Li” means the actual knowledge of Mr. Li after due inquiry;

(c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(d) any references herein to “US$”, “$”or “U.S. Dollars” are to United States Dollars, and any references herein to “RMB” are to PRC Renminbi;

(e) any references herein to a specific Section, Schedule or Exhibit or to the Recitals or Preamble shall refer, respectively, to Sections, Schedules, Exhibits, Recitals or Preamble of this Agreement, unless otherwise specified;

(f) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender shall include each other gender as the context requires;

(h) the word “or” shall not be exclusive;

(i) references to “written” or “in writing” include in electronic form;

(j) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption of burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement;

(k) reference to any Person includes such Person’s successors and permitted assigns;

(l) any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day;

(n) any reference to the “date hereof” or “date of this Agreement” shall mean November 16, 2020 except expressly provided otherwise;

(o) any reference to any Law shall be deemed to refer to the applicable Law in effect as of the date hereof (unless the applicable Law addressed matters as of an earlier date, in which case, applicable Law shall be deemed to mean the applicable Law in effect as of that date);

(p) any reference in this Agreement to any agreement or instrument (other than the Disclosure Schedule) is a reference to that agreement or instrument as amended, novated or supplemented; and

(q) unless otherwise indicated, if the conversion or translation to USD of any amount expressed in RMB (or vice versa) is necessary for the purposes of this Agreement, such conversion or translation shall be conducted at the Agreed Exchange Rate.

ARTICLE II

SALE AND PURCHASE

Section 2.1 Transfer of the Sale Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing:

(a) if the Offshore Sale Toggle Event has not occurred,

(i) the Seller shall, and each of the Seller Parties shall cause the Seller to, transfer to the Buyer, and the Buyer shall, and each of the Buyer Parties shall cause the Buyer to, accept from the Seller, the Buyer Sale Shares and all rights and privileges attaching thereto, free of Encumbrances; and

(ii) the New WFOE Holdco shall, and each of the Seller Parties shall cause the New WFOE Holdco to, transfer to the HK Buyer, and the HK Buyer shall, and each of the Buyer Parties shall cause the HK Buyer to, accept from the New WFOE Holdco, the HK Buyer Sale Shares and all rights and privileges attaching thereto, free of Encumbrances.

(b) if the Offshore Sale Toggle Event has occurred,

(i) the Seller shall, and each of the Seller Parties shall cause the Seller to, transfer to the Buyer, and the Buyer shall, and each of the Buyer Parties shall cause the Buyer to, accept from the Seller, the Buyer Sale Shares and all rights and privileges attaching thereto, free of Encumbrances; and

(ii) the Seller shall, and each of the Seller Parties shall cause the Seller to, transfer to the HK Buyer, and the HK Buyer shall, and each of the Buyer Parties shall cause the Buyer to, accept from the Seller, the HK Buyer Sale Shares and all rights and privileges attaching thereto, free of Encumbrances.

Section 2.2 Consideration. The aggregate consideration for the sale and purchase of the Sale Shares (the “Consideration”) shall be a cash amount in U.S. Dollar equal to the sum of the First Tranche Consideration, the Second Tranche Consideration, the Third Tranche Consideration and the Fourth Tranche Consideration, in each case, as determined, adjusted and paid in accordance with the terms and conditions herein. The Parties agree and acknowledge that the agreed enterprise value for the Target Business on a cash-free and debt-free basis is US$3,600,000,000, based on which the Consideration will be calculated pursuant to the terms and conditions herein.

Section 2.3 Specified Restructuring Steps.

(a) Subject to Section 2.3(b), as soon as possible but in any event within fifteen (15) Business Days after the date hereof, (i) the Seller will cause the transfer of all of the issued and outstanding shares of the HK Company to the Target Company at nil or nominal price, so that the Target Company becomes the HK Company’s sole shareholder, and (ii) each applicable Seller Party shall use its reasonable best efforts to cause the New WFOE Holdco to subscribe for, with or without consideration, newly issued equity interests of the WFOE so that immediately after such issuance, the New WFOE Holdco and the HK Company will hold eighty-three percent (83%) and seventeen percent (17%), respectively, of the issued and outstanding equity interests of the WFOE (the actions in item (i) and (ii) together, the “Specified Restructuring Steps”), and (iii) the Seller Parent shall provide the Buyer Parties with evidence of completion of any Specified Restructuring Step promptly after the completion thereof.

(b) In the event (the “Offshore Sale Toggle Event”) that (x) on any date prior to December 24, 2020, the Buyer and the Seller mutually agree that the Specified Restructuring Step set forth in Section 2.3(a)(ii) is not reasonably likely to be completed prior to December 31, 2020, or (y) as of December 24, 2020, the Specified Restructuring Step set forth in Section 2.3(a)(ii) has not been completed in spite of each applicable Seller Party’s reasonable best efforts to complete such Specified Restructuring Step, then the Seller Parties shall have no further obligation to complete the Specified Restructuring Step set forth in Section 2.3(a)(ii), provided that the Seller Parties shall ensure that the WFOE shall remain wholly-owned, directly or indirectly, by the Target Company as of immediately prior to the Closing.

Section 2.4 Closing.

(a) The transactions contemplated by this Agreement shall take place at a closing (the “Closing”) at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong on the tenth (10th) Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE III (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as the Buyer and the Seller may agree in writing.

(b) All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously, and none of such proceedings shall be deemed taken, and none of such documents shall be deemed executed and delivered, unless and until all such proceedings are taken and all such documents are executed and delivered by all Parties.

Section 2.5 Payment and Delivery. At the Closing:

(a) Deliveries by the Buyer Parties. The Buyer Parties shall,

(i) pay or cause to be paid to the Seller a cash amount equal to (x) the First Tranche Consideration, less (y) the sum of (A) the Tax Escrow Amount, (B) the Existing Escrow Amount and (C) the Agreed Restructuring Amount, by wire transfer of immediately available funds in U.S. Dollars to the Seller Bank Account;

(ii) together with Duowan Entertainment Corporation (and the Seller Parties shall procure Duowan Entertainment Corporation to), deliver a joint written instruction to the Existing Escrow Agent to release to the Seller (or its designee) the Existing Escrow Amount (together with all interest that may have accrued thereon);

(iii) together with the Seller or its applicable Affiliate (and the Seller Parties shall procure the Seller or its applicable Affiliate to), deliver a joint written instruction to the TSA Escrow Agent to release to the Seller (or its designee) the TSA Escrow Amount (together with all interest that may have accrued thereon), if and only if the Transition Services Agreement has been agreed, executed and delivered as of the Closing Date;

(iv) deposit or cause to be deposited in the Tax Escrow Account, by wire transfer of immediately available funds in U.S. Dollars, the Tax Escrow Amount;

(v) deposit or cause to be deposited in the RMB Escrow Account the sum of the Second Tranche Consideration Deposit Amount, the Third Tranche Consideration Deposit Amount and the Fourth Tranche Consideration Deposit Amount, by wire transfer of immediately available funds in RMB;

(vi) deliver or cause to be delivered the Transition Services Agreement, duly executed by the applicable Buyer Parties or Affiliates thereof, if the Transition Services Agreement is in agreed form as of the Closing Date; and

(vii) deliver or cause to be delivered to the Seller or its applicable Affiliates such amounts (including, to the extent not already paid, the Agreed Restructuring Amount), documents and instruments required to be delivered by the Buyer Parties or their Affiliates at the Closing under the Restructuring Plan.

(b) Deliveries by the Seller Parties.

(i) if the Offshore Sale Toggle Event has not occurred,

(1) (x) the Seller shall transfer the Buyer Sale Shares to the Buyer by executing an instrument of transfer dated the Closing Date and in the form attached hereto as Exhibit D-1, and (y) the New WFOE Holdco shall transfer the HK Buyer Sale Shares to the HK Buyer by executing a short-form equity interest transfer agreement dated the Closing Date and in the form attached hereto as Exhibit D-2 (and the HK Buyer shall duly countersign the same).

(2) (x) the Seller shall deliver or cause to be delivered to the Buyer and the HK Buyer the register of members of the Target Company, reflecting that the Buyer is the holder of the Buyer Sale Shares and the sole shareholder of the Target Company (provided that the Buyer shall have reasonably cooperated with the customary know-your-client process as may be required by the registered agent of the Target Company with respect to the incoming shareholders of the Target Company), and (y) the Seller shall submit to the SAMR all such documents and filings that are necessary for the amendment registration and/or record filing with the SAMR to record the transfer of the HK Buyer Sale Shares to the HK Buyer;

(ii) if the Offshore Sale Toggle Event has occurred,

(1) the Seller shall transfer the Buyer Sale Shares to the Buyer and the HK Buyer Sale Shares to the HK Buyer by executing one or more instruments of transfer, each dated the Closing Date and in the form attached hereto as Exhibit D-1, and

(2) the Seller shall deliver or cause to be delivered to the Buyer and the HK Buyer the register of members of the Target Company, reflecting that the Buyer is the holder of the Buyer Sale and the HK Buyer is the holder of the HK Buyer Sale Shares and the Buyer and the HK Buyer are the only shareholders of the Target Company (provided that the Buyer and the HK Buyer shall have reasonably cooperated with the customary know-your-client process as may be required by the registered agent of the Target Company with respect to the incoming shareholders of the Target Company);

(iii) the Seller shall deliver or cause to be delivered to the Buyer (A) a letter of resignation, addressed to the Target Company, duly executed by each of the then-existing directors of the Target Company, and (B) a certified true copy of the register of directors of the Target Company evidencing that the board of directors of the Target Company consists solely of designees of the Buyer (provided that, in the case of (B), the Buyer shall have notified the Seller of such designees no later than the fifth (5th) Business Day prior to the Closing Date and shall have reasonably cooperated with the customary know-your-client process as may be required by the registered agent of the Target Company with respect to the incoming directors of the Target Company);

(iv) the Seller shall deliver or cause to be delivered the Transition Services Agreement, duly executed by the applicable Seller Parties or Affiliates thereof, if the Transition Services Agreement is in agreed form as of the Closing Date;

(v) the Seller shall, together with the Buyer or its applicable Affiliate (and the Buyer Parties shall procure the Buyer or its applicable Affiliate to), deliver a joint written instruction to the TSA Escrow Agent to release to the Seller (or its designee) the TSA Escrow Amount (together with all interest that may have accrued thereon), if and only if the Transition Services Agreement has been agreed, executed and delivered as of the Closing Date; and

(vi) the Seller shall deliver or cause to be delivered to the Buyer or its applicable Affiliates such documents and instruments required to be delivered by the Seller or its Affiliates at the Closing under the Restructuring Plan.

For purposes of this Section 2.5, the performance of payment obligations by the Buyer Parties on the Closing Date shall be evidenced by delivery by or on behalf of the Buyer to the Seller on the Closing Date of an irrevocable payment instruction in form and substance reasonably acceptable to the Seller (it being agreed that an “MT-103” or “MT-202” message issued by the remitting bank showing the correct receiving bank account and transfer amount shall be acceptable), provided that, in the event that the funds represented by such payment instruction do not timely arrive, the Buyer Parties shall reasonably cooperate with the Seller in tracing such funds.

Section 2.6 Purchase Price Determination and Adjustment.

(a) Certain Defined Terms. For purposes of this Agreement:

(i) “Closing Cash” means the Target Cash and Cash Equivalents as of the Determination Time on the Closing Date (or, if the Closing occurs no later than February 8, 2021, as of the Determination Time on January 31, 2021).

(ii) “Closing Indebtedness” means the Target Indebtedness as of the Determination Time on the Closing Date (or, if the Closing occurs no later than February 8, 2021, as of the Determination Time on January 31, 2021).

(iii) “Closing Net Working Capital” means the Target Net Working Capital as of the Determination Time on the Closing Date (or, if the Closing occurs no later than February 8, 2021, as of the Determination Time on January 31, 2021).

(iv) “Determination Time” means 6:00 p.m., Hong Kong time as of the relevant date.

(v) “Pre-Closing Balance Sheet” means the unaudited consolidated balance sheet of the Target Business as of September 30, 2020.

(vi) “Pre-Closing Cash” means the Target Cash and Cash Equivalents as of the Determination Time on September 30, 2020.

(vii) “Pre-Closing Indebtedness” means the Target Indebtedness as of the Determination Time on September 30, 2020.

(viii) “Pre-Closing Net Working Capital” means the Target Net Working Capital as of the Determination Time on September 30, 2020.

(b) Pre-Closing Adjustment. No later than the fifteenth (15th) Business Day prior to the Closing Date, the Seller shall deliver to the Buyer the Pre-Closing Balance Sheet and the Seller’s good faith calculations of the amounts of the Pre-Closing Cash, the Pre-Closing Indebtedness and the Pre-Closing Net Working Capital, together with reasonable supporting details, whereupon the First Tranche Consideration shall be increased by the amount of the Pre-Closing Cash and, to the extent positive, the amount of the Pre-Closing Net Working Capital, and decreased by the amount of the Pre-Closing Indebtedness and, to the extent negative, the amount of the absolute value of the Pre-Closing Net Working Capital, in each case, as calculated by the Seller in good faith.

(c) Post-Closing Adjustments.

(i) Except as may be mutually agreed in writing between the Buyer and the Seller as to the calculation of the Closing Net Working Capital, the Closing Cash and the Closing Indebtedness, the Buyer shall, as soon as practicable but in any event no later than thirty (30) Business Days after the Closing Date, complete a financial audit of the Target Business and deliver to the Seller a statement (the “Preliminary Closing Statement”), setting forth therein the Buyer’s good faith calculation of (i) the Closing Net Working Capital, (ii) the Closing Cash, and (iii) the Closing Indebtedness.

(ii) The Seller shall have a period of fifteen (15) Business Days after the date on which the Preliminary Closing Statement is delivered by the Buyer to deliver to the Buyer a written notice of the Seller’s disagreement with any item contained in the Preliminary Closing Statement, which notice shall be executed by the Seller and set forth in reasonable detail the basis for such disagreement and any proposed adjustment to such item (a “Notice of Disagreement”). During such fifteen (15) Business Day period, the Buyer shall (i) permit the Seller and its accountants to consult with the Target Group Companies’ senior management and Buyer’s accountants, and (ii) provide to the Seller and its accountants reasonable access during normal business hours to the books and records relevant to the Preliminary Closing Statement. If a Notice of Disagreement is delivered by the Seller, the Buyer and the Seller shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement during the five (5) Business Days following the delivery of the Notice of Disagreement.

(iii) If the Seller and the Buyer are unable to resolve the disputed items set forth in the Notice of Disagreement within five (5) Business Days following the Seller’s delivery of such Notice of Disagreement (or such longer period as the Seller and the Buyer may mutually agree in writing), such dispute shall be submitted to, and all issues related to such dispute shall be resolved by, a “big four” accounting firm selected by mutual agreement between the Seller and the Buyer (provided that if the Seller and the Buyer are unable to agree on such selection within two (2) Business Days after the expiration of the foregoing five (5) Business Day period, the Buyer shall be entitled to propose two big-four accounting firms to the Seller, and the Seller shall, within two (2) Business Days of such proposal, select one of the two accounting firms so proposed or, if the Seller shall not have timely made such selection, the Buyer shall select the accounting firm) (the accounting firm selected pursuant to the foregoing, the “Accounting Firm”). The Seller and the Buyer shall submit to the Accounting Firm, as expert and not as arbitrator, for review and resolution all matters (but only such matters) that are set forth in the Notice of Disagreement which remain in dispute. The Seller and the Buyer shall instruct the Accounting Firm that, in resolving items in the Notice of Disagreement that are still in dispute and in determining the Closing Net Working Capital, Closing Cash and Closing Indebtedness, the Accounting Firm shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand, or (B) less than the smallest value for such item assigned by the Buyer, on the one hand, or the Seller, on the other hand, (ii) make its determination in accordance with the guidelines and procedures set forth in this Agreement and consistent with the US GAAP, (iii) render a final resolution in writing to the Buyer and the Seller (which final resolution shall be requested by the Buyer and the Seller to be delivered not more than ten (10) Business Days following submission of such disputed matters to the Accounting Firm), which, absent manifest error, shall be final, conclusive and binding on the Parties with respect to the Closing Net Working Capital, Closing Cash and Closing Indebtedness, and (iv) provide a written report to the Buyer and the Seller, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. The Seller shall bear the fees and expenses of the Accounting Firm.

(iv) The Preliminary Closing Statement (as adjusted by the agreement of the Parties or at the direction of the Accounting Firm, as applicable) shall be deemed final (the “Final Closing Statement”) for the purposes of this Section 2.6 and binding upon the Parties upon the earliest of the (i) failure of the Seller to notify the Buyer of a dispute within twenty (20) Business Days after delivery of the Preliminary Closing Statement, (ii) resolution of all disputes, pursuant to Section 2.6(c)(ii), by the Buyer and the Seller, and (iii) resolution of all disputes, pursuant to Section 2.6(c)(iii), by the Accounting Firm, whereupon the First Tranche Consideration shall be recalculated as: US$2,000,000,000, plus the amount of the Closing Cash and, to the extent positive, the amount of the Closing Net Working Capital, and decreased by the amount of the Closing Indebtedness and, to the extent negative, the amount of the absolute value of the Closing Net Working Capital.

(v) If the First Tranche Consideration as recalculated pursuant to Section 2.6(c)(iv) exceeds the First Tranche Consideration as of immediately after the adjustments pursuant to Section 2.6(b), the Buyer shall pay or cause to be paid the Seller, by wire transfer of immediately available funds in U.S. Dollars to the Seller Bank Account, an amount equal to such excess. If the First Tranche Consideration as recalculated pursuant to Section 2.6(c)(iv) is less than the First Tranche Consideration as of immediately after the adjustments pursuant to Section 2.6(b), the Seller shall pay or cause to be paid to the Buyer, by wire transfer of immediately available funds in U.S. Dollars to a bank account designated by the Buyer, an amount equal to such shortfall. The foregoing payments shall be made no later than five (5) Business Days following the finalization of the Final Closing Statement in accordance with Section 2.6(c)(iv), provided that if as of such time the Second Tranche Consideration or the Third Tranche Consideration has not yet been paid, the foregoing payments shall be made concurrently with the payment of the Second Tranche Consideration or, if the Second Tranche Consideration has already been paid, at the time of payment of the Third Tranche Consideration, by way of a corresponding increase or decrease, as applicable, of the amount otherwise required to be paid or cause to be paid by the HK Buyer to the Seller for the Second Tranche Consideration or the Third Tranche Consideration, as applicable, pursuant to Section 2.7.

(d) Tax Treatment of Adjustments. Any adjustment to the First Tranche Consideration made pursuant to this Section 2.6 shall be treated as an adjustment to the Consideration for all Tax purposes unless otherwise required by any applicable Law.

Section 2.7 Second Tranche Payment; Third Tranche Payment; Fourth Tranche Payment.

(a) As soon as practicable after the Closing but in no event later than the later of (x) April 30, 2021 and (y) the Closing Date, the HK Buyer shall pay or cause to be paid to the Seller a cash amount equal to the Second Tranche Consideration, by wire transfer of immediately available funds in U.S. Dollars to the Seller Bank Account, whereupon (i) the Seller and the Buyer shall (or shall procure their respective applicable Affiliate to) deliver a joint instruction to the RMB Escrow Agent to release from the RMB Escrow Account an amount equal to the Second Tranche Consideration Deposit Amount by wire transfer to a domestic RMB bank account designated in writing by the HK Buyer in accordance with the RMB Escrow Agreement, and (ii) in the event that the Transition Services Agreement has not been agreed, executed and delivered as of the Closing Date and the Second Tranche Consideration paid to the Seller Bank Account has been reduced pursuant to Section 6.7, the Seller and the Buyer shall (or shall procure their respective applicable Affiliate to) deliver a joint instruction to the TSA Escrow Agent to release from the TSA Escrow Account an amount equal to the TSA Escrow Amount by wire transfer to a domestic RMB bank account designated in writing by the Seller in accordance with the TSA Escrow Agreement.

(b) As soon as practicable after the Closing but in no event later than the later of (x) June 30, 2021 and (y) the Closing Date, the Buyer shall pay or cause to be paid to the Seller a cash amount equal to the Third Tranche Consideration, by wire transfer of immediately available funds in U.S. Dollars to the Seller Bank Account, whereupon the Seller and the Buyer shall (or shall procure their respective applicable Affiliate to) deliver a joint instruction to the RMB Escrow Agent to release from the RMB Escrow Account (i) an amount equal to the Third Tranche Consideration Deposit Amount by wire transfer to a domestic RMB bank account designated in writing by the Buyer, and (ii) an amount equal to all the interests accrued on the Second Tranche Consideration Deposit Amount and on the Third Tranche Consideration Deposit Amount for the period from (and including) the Closing Date through the release of such amount by wire transfer to a domestic RMB bank account designated by the Seller, in each case, in accordance with the RMB Escrow Agreement. It is understood that the Buyer intends to obtain all ODI Approvals before the date on which the Third Tranche Consideration is due and payable hereunder; provided that the Buyer Parties’ obligations under this Section 2.7(b) is not conditioned on the receipt of any ODI Approval.

(c) Promptly (and in any event no later than five (5) Business Days) after the OP 2021 Deviation having become final and binding upon the Parties in accordance with Section 6.12(c), the Seller and the Buyer shall (or shall procure their respective applicable Affiliate to) deliver a joint instruction to the RMB Escrow Agent to release from the RMB Escrow Account an amount (the “OP 2021 Released Amount”) equal to the lower of (x) the OP 2021 Deviation, together with all interests that may have accrued on an amount in the RMB Escrow Account equal to the OP 2021 Deviation, and (y) the Fourth Tranche Consideration Deposit Amount, together with all interests that may have accrued thereon, by wire transfer to a domestic RMB bank account designated in writing by the Buyer.

(d) Promptly (and in any event no later than five (5) Business Days) after the OP 2022 Deviation having become final and binding upon the Parties in accordance with Section 6.12(c), the Buyer shall pay or cause to be paid to the Seller a cash amount equal to the Post 2022 Adjustment Fourth Tranche Consideration, by wire transfer of immediately available funds in U.S. Dollars to the Seller Bank Account, whereupon the Seller and the Buyer shall (or shall procure their respective applicable Affiliate to) deliver a joint instruction to the RMB Escrow Agent to release from the RMB Escrow Account (A) by wire transfer to a domestic RMB bank account designated by the Seller, all interests that may have accrued on an amount equal to the Unadjusted Portion of the Fourth Tranche Consideration Deposit Amount, and (B) by wire transfer to a domestic RMB bank account designated in writing by the Buyer, all of the then remaining balance of the RMB Escrow Account (other than the amount released to the Seller pursuant to item (A) above), provided that (x) if the HK Buyer or the Buyer is, as of such time, in breach of its U.S. Dollars payment obligations set forth in this Section 2.7, the Seller shall not be obligated to deliver the joint instruction with respect to the wire transfer contemplated by item (B) above unless such breach has been remedied, and (y) if any Seller Party is, as of such time, in breach of any of its obligations set forth in this Section 2.7, the Buyer shall not be obligated to deliver the joint instruction with respect to the wire transfer contemplated by item (A) above unless such breach has been remedied.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions to Each Party’s Obligations. The obligation of each Party to effect the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived jointly by the Buyer and the Seller to the extent permitted by applicable Law:

(a) Laws and Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Contemplated Transactions. All Authorizations of the PRC Governmental Authorities, if any, that are required to be obtained by any Party prior to the Closing pursuant to applicable Laws (not including, for the avoidance of doubt, the ODI Approvals) shall have been duly obtained.

(b) Actions. No Action shall have been instituted or threatened in writing by any Governmental Authority that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the Contemplated Transactions, provided that the provisions of this shall not apply with respect to the Buyer Parties or the Seller Parties if any Buyer Party or any Seller Party, as applicable, has directly or indirectly solicited any such Action.

Section 3.2 Conditions to the Buyer Parties’ Obligations. The obligation of each Buyer Party to effect the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Buyer in its sole discretion:

(a) Representations and Warranties. (i) The Company Fundamental Representations shall have been true and accurate in all respects (except for de minimis inaccuracies with respect to Section 4.1(g)(i)), (ii) the other representations and warranties contained in Section 4.1 shall have been true and accurate in all respects (in the case of any such representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any such representation or warranty without any materiality or Material Adverse Effect qualifier), and (iii) the representations and warranties contained in Section 4.3 shall have been true and accurate in all respects, in the case of each of above clauses (i), (ii) and (iii), on and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that by their terms speak as of a specific date, in which case only on and as of that date);

(b) Performance of Obligations. Each of the Seller Parties shall have performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred that is continuing.

(d) Restructuring. All the steps and actions of the Restructuring that are expressly required in the Restructuring Plan to be completed by any specific date on or prior to the Closing Date shall have been completed in accordance with the Restructuring Plan.

(e) Specified Restructuring Steps. Unless the Seller Parties, in accordance with Section 2.3(b), have no further obligation to complete the Specified Restructuring Steps, the Seller Parties shall have caused the Specified Restructuring Steps to be completed in accordance with Section 2.3(a).

(f) Non-Compete Undertaking. The Seller Parent shall have delivered to the Buyer a copy of the Non-Compete Undertaking, duly executed by each of the parties thereto other than the Buyer Parties, effective subject to and upon the Closing.

(g) AVSP License. If the Closing occurs after January 28, 2021, the Seller Parties shall have, no later than the earlier of the expiration date of the AVSP License and the Closing Date, caused to be duly submitted to the applicable Governmental Authorities an application to renew the AVSP License for three (3) years and provided the Buyer Parties a written confirmation that such application has been submitted.

(h) Legal Opinion. The PRC legal counsel to the Seller shall have, no later than the Closing Date, issued a legal opinion to the Buyer Parties in a form attached hereto as Exhibit G.

(i) Closing Certificate. The Seller shall have delivered to the Buyer Parties a certificate, dated the Closing Date, duly executed by each Seller Party, certifying that the conditions set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(d) and Section 3.2(e) have been satisfied as of the Closing Date.

Section 3.3 Conditions to the Seller Parties’ Obligations. The obligation of each Seller Party to effect the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Seller in its sole discretion:

(a) Representations and Warranties. (i) The Buyer Fundamental Representations shall have been true and accurate in all respects (except for de minimis inaccuracies) and (ii) the other representations and warranties contained in Section 4.2 shall have been true and accurate in all respects (in the case of any such representation or warranty containing any materiality qualifier) or in all material respects (in the case of any such representation or warranty without any materiality qualifier), in the case of each of above clauses (i) and (ii), on and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that by their terms speak as of a specific date, in which case only on and as of that date).

(b) Performance of Obligations. Each of the Buyer Parties shall have performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Closing Certificate. The Buyer shall have delivered to the Seller a certificate, dated the Closing Date, duly executed by each Buyer Party, certifying that the conditions set forth in Section 3.3(a) and Section 3.3(b) have been satisfied as of the Closing Date.

Section 3.4 No Other Conditions. Each Party hereby acknowledges and agrees that the Closing is not subject to any condition that is not expressly set forth in this ARTICLE III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Seller Parties. Each of the Seller Parties hereby, jointly and severally, represents and warrants to each Buyer Party, except as disclosed in the Disclosure Materials, the following as of the date hereof and as of the Closing Date (except for such representations and warranties that speak as of a specified date, in which case, such representations and warranties shall be made only as of such specified date):

(a) Authority. Each of the Seller Parties and the Target Business Entities has (or, with respect to any Target Business Entity not already in existence, will have upon its existence) full power and authority to enter into, execute and deliver each Transaction Document to which it is or will be a party and to perform its obligations thereunder. The execution and delivery by each of the Seller Parties and the Target Business Entities of each Transaction Document to which it is or will be a party and the performance by it of its obligations thereunder have been duly authorized by all requisite actions on its part.

(b) Valid Agreement. Each Transaction Document to which any of the Seller Parties and the Target Business Entities is or will be a party has been or will be duly executed and delivered by such party and constitutes, or when executed and delivered in accordance herewith will constitute, legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Non-Contravention; Litigation. Neither the execution and delivery of each Transaction Document to which any of the Seller Parties and the Target Business Entities is or will be a party nor the consummation of any of the Contemplated Transactions will (i) violate any organizational document of such Seller Party or Target Business Entity or violate any Law or Order to which such Seller Party or Target Business Entity is subject or (ii) except as set forth in Section 4.1(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller Party or Target Business Entity is a party, by which such Seller Party or Target Business Entity is bound or to which any of the assets of such Seller Party or Target Business Entity are subject, except in the case of sub-clause (ii) above, as would not, individually or in the aggregate, materially and adversely affect the ability of any of the Seller Parties and Target Business Entities to consummate the Contemplated Transactions. There is no Action pending or, to the knowledge of the Seller Parties, threatened in writing against any Seller Party or Target Business Entity that (i) seeks to invalidate this Agreement or the right of any Seller Party or Target Business Entity to enter into each Transaction Document to which it/he is or will be a party or to consummate the Contemplated Transactions, or (ii) would, individually or in the aggregate, have a Material Adverse Effect.

(d) Consents and Approvals. None of the execution and delivery of any Transaction Document to which any Seller Party or Target Business Entity is or will be a party, the consummation of any of the Contemplated Transactions nor the performance by any Seller Party or Target Business Entity of each Transaction Document to which such Seller Party or Target Business Entity is or will be a party in accordance with its terms requires any consent, approval, order, license or authorization of, registration, certificate, declaration or filing with or notice to any Governmental Authority or any other Person (each, an “Authorization”) on the part of any Seller Party or its Affiliates or the Target Business Entity, except (i) the filings and registrations with SAMR and MOFCOM in connection with the Restructuring, the Specified Restructuring Steps and the Contemplated Transactions, in each case as explicitly set forth in the Restructuring Plan, (ii) the Authorizations referred to in Section 3.1(a), (iii) for compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, or (iv) as would not, individually or in the aggregate, materially and adversely affect (x) the ability of any of the Seller Parties and Target Business Entities to consummate the Contemplated Transactions or (y) the condition, assets, liabilities, results of operations, business or prospects of the Target Business, the Contributed Assets and the Target Group Companies, taken as a whole.

(e) Ownership of Sale Shares. The Seller will be, upon the completion of the Specified Restructuring Step described in Section 2.3(a)(i), the record and beneficial owner of the Buyer Sale Shares, free and clear of all Encumbrances. The New WFOE Holdco will be, upon the completion of the Specified Restructuring Step described in Section 2.3(a)(ii), the record and beneficial owner of the HK Buyer Sale Shares, free and clear of all Encumbrances. Upon the occurrence of the Offshore Sale Toggle Event, the Seller will be the record and beneficial owner of the Buyer Sale Shares and the HK Buyer Sale Shares, free and clear of all Encumbrances.

(f) Due Formation. Each Seller Party and Target Business Entity is (or, with respect to any Target Business Entity not already in existence, will be upon its existence) duly formed, validly existing and in good standing in its jurisdiction of organization, and has all requisite power and authority to carry on its business as it is currently being conducted. The Seller Parties have furnished or made available to the Buyer Parties a complete and correct copy of the organizational documents, each as amended to date, of each Seller Party and Target Business Entity. Such organizational documents are in full force and effect. No Seller Party or Target Business Entity is in violation of any of the provisions of its organizational documents in connection with the Contemplated Transactions. HK Company directly owns one hundred percent (100%) of the issued and outstanding equity interests of the WFOE as of the date hereof.

(g) Capitalization.

(i) (1) The authorized share capital of the Target Company is US$50,000 divided into a total of 50,000 Ordinary Shares, 50,000 of which are issued and outstanding and will be owned, directly or indirectly through wholly-owned subsidiaries, by the Seller; (2) all of the outstanding Equity Securities in the Target Company are duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances (other than Encumbrances created hereunder); and (3) except as set forth in sub-clause (1), (A) there are no outstanding Equity Securities in the Target Company, (B) no Equity Securities in the Target Company are subject to any preemptive rights, rights of first refusal or first offer or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities (except as provided hereunder), (C) the Target Company is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to any Equity Securities in the Target Company, (D) there are no obligations, contingent or otherwise, of the Target Company to issue, repurchase, redeem or otherwise acquire any Equity Securities, and (E) there are no dividends that have accrued or been declared but are unpaid by the Target Company.

(ii) With respect to each Target Group Company other than the Target Company, subject to any changes to the capitalization of the domestic enterprises that are made in accordance with the Restructuring Plan: (1) the Capitalization Table accurately describes the capitalization of such Target Group Company on a fully diluted basis as of the date hereof and as of the Closing , reflecting all the currently outstanding Equity Securities in such Target Group Company and the record and beneficial holders thereof, and the name and jurisdiction of organization of such Target Group Company, (2) all of the outstanding Equity Securities in each Target Group Company are duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances, and (3) except for the outstanding Equity Securities set forth in the Capitalization Table and except as expressly contemplated by the Restructuring Plan, (A) there are no outstanding Equity Securities in such Target Group Company, (B) no Equity Securities in such Target Group Company are subject to any preemptive rights, rights of first refusal or first offer or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities, (C) such Target Group Company is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to any Equity Securities in such Target Group Company, (D) there are no obligations, contingent or otherwise, of such Target Group Company to issue, repurchase, redeem or otherwise acquire any Equity Securities, and (E) there are no dividends that have accrued or been declared but are unpaid by such Target Group Company.

(h) Due Delivery. The Sale Shares, when delivered to and paid for by the Buyer Parties pursuant to this Agreement, will be fully paid and non-assessable, free and clear of all Encumbrances. Upon delivery and entry into the register of members of the Target Company of the Buyer Sale Shares or the HK Buyer Sale Shares, the Buyer or the HK Buyer, as applicable, shall have good and valid title to the Buyer Sale Shares or the HK Buyer Sale Shares, as applicable, free and clear of all Encumbrances. Upon delivery and entry into the register of members of the Target Company of the Buyer Sale Shares, the Buyer shall have good and valid title to the Buyer Sale Shares, free and clear of all Encumbrances. In the case of Section 2.5(b)(i), upon the effectiveness of the amendment registration and/or record filing with the SAMR to record the transfer of the HK Buyer Sale Shares to the HK Buyer as contemplated by Section 2.5(b)(i)(2)(y), the HK Buyer shall have good and valid title to the HK Buyer Sale Shares, free and clear of all Encumbrances. In the case of Section 2.5(b)(ii), upon delivery and entry into the register of members of the Target Company of the HK Buyer Sale Shares, the HK Buyer shall have good and valid title to the HK Buyer Sale Shares, free and clear of all Encumbrances.

(i) Target Business; Contributed Assets. Except as disclosed in Section 4.1(i) of the Disclosure Schedule:

(i) Ordinary Course. The Target Business is being carried on in the ordinary course of business and is a going concern. There is no existing fact or circumstance that would have, individually or in the aggregate, a Material Adverse Effect on the Target Business.

(ii) Sufficiency of Assets; Contributed Assets. As of the Closing Date, the Contributed Assets, Transferred Contracts and Transferred Employees, taken as a whole, constitute all of the assets, businesses, rights, Permits, Intellectual Property, Information Technology, data, employees and Contracts necessary and sufficient to conduct the Target Business in the same manner as currently conducted. Each of Appendix B, Appendix C, Appendix D and Appendix E of the Restructuring Plan sets forth a true and correct list of all Contributed Assets within that asset category. Upon the completion of the Restructuring, the Target Group Companies will have good and marketable title in and to each of the Contributed Assets, free and clear of all Encumbrances (other than Encumbrances disclosed in or contemplated by the Restructuring Plan, or disclosed in Section 4.1(i) of the Disclosure Schedule).

(iii) Full Disclosure of Necessary Assets. The Seller Parties have, as of the date hereof, provided to the Buyer Parties a complete list of any and all assets, businesses, rights, Permits, Intellectual Property, Information Technology, data, employees and Contracts of or at the disposal of any Seller Party or its Affiliates or the Target Business Entity that were, as of September 30, 2020, necessary for the conduct of the Target Business, whether or not those assets, businesses, rights, Permits, Intellectual Property, Information Technology, data, employees and Contracts are Contributed Assets (such disclosure, the “Initial Necessary Assets Disclosure”), and none of the assets, businesses, rights, Permits, Intellectual Property, Information Technology, data, employees and Contracts so disclosed has been disposed of or terminated by the Seller Party or its Affiliates or the Target Business Entity as of the date hereof. No later than the tenth (10th) Business Day prior to the Closing Date, the Seller Parties will have provided to the Buyer Parties a complete list of any and all assets, businesses, rights, Permits, Intellectual Property, Information Technology, data, employees and Contracts of or at the disposal of any Seller Party or its Affiliates or the Target Business Entity necessary for the conduct of the Target Business as conducted as of the date hereof, whether or not those assets, businesses, rights, Permits, Intellectual Property, Information Technology, data, employees and Contracts are Contributed Assets, by way of making supplemental written disclosure (such disclosure, the “Supplemental Necessary Assets Disclosure”) to the Buyer Parties.

(iv) The Contributed Assets have been maintained in accordance with prudent practice in all material respects and in compliance with Laws in all material respects in the preceding three (3) years.

(v) Section 4.1(i)(v) of the Disclosure Schedule sets forth a complete list of the businesses in the YY segment of the Excluded Business (other than any such business that is expected to generate an annual revenue of less than US$1,000,000 for the fiscal year ending December 31, 2020).

(vi) Key Hosts and Talent Agencies Contracts . Without limiting the foregoing clauses (i) to (iii) and Section 4.1(n),

(1) Section 4.1(i)(vi) of the Disclosure Schedule sets forth a complete list of contracts with Key Hosts Category II, Key Hosts Category III, Key Talent Agencies Category II and Key Talent Agencies Category III as of the date hereof;

(2) all Key Hosts and Talent Agencies Contracts are being carried on in the ordinary course of business and in accordance with normal industry practice for companies engaged in businesses similar to that of the Target Business;

(3) except as disclosed in Section 4.1(i)(vi) of the Disclosure Schedule, each Key Hosts and Talent Agencies Contract is a valid and binding agreement and is in full force and effect, and none of the Target Business Entities, Key Hosts Category II, Key Hosts Category III, Key Talent Agencies Category II and Key Talent Agencies Category III is, in default or breach of any Key Hosts and Talent Agencies Contract in any material respect and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default or breach by the Target Business Entities in any material respect thereunder; and

(4) except as disclosed in Section 4.1(i)(vi) of the Disclosure Schedule, none of the Seller Parties and their Affiliates has any reason to believe it would terminate the contracts with any of the Key Hosts Category I, Key Hosts Category II, Key Talent Agencies Category I and Key Talent Agencies Category II prior to the expiration date indicated in the respective contract and none of the Key Hosts Category I, Key Hosts Category II, Key Talent Agencies Category I and Key Talent Agencies Category II has indicated in writing or given written notice to the Seller Parties or their Affiliates to terminate any Key Hosts and Talent Agencies Contracts prior to the expiration date indicated in the respective contract.

(j) Permits. Except as disclosed in Section 4.1(j) of the Disclosure Schedule, (i) at the Closing, each of the Target Group Companies will be in possession of all material licenses, franchises, permits, certificates, approvals or other similar authorizations of any Governmental Authority necessary to own, lease, operate and use its properties and assets or to carry on the Target Business (the “Permits”) and such Permits are valid and in full force and effect; (ii) each of the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) are in possession of all Permits and such Permits are valid and in full force and effect; (iii) no Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits; and (iv) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Contemplated Transactions. None of the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) is a party to any Action seeking the revocation, suspension, termination, modification or impairment of any Permit.

(k) Financial Statements; No Undisclosed Liabilities.

(i) The Seller Parties have made available to the Buyer the unaudited consolidated balance sheets of the Target Business as of December 31, 2018, December 31, 2019 and June 30, 2020 and the related unaudited consolidated statements of income and cash flows for the years ended December 31, 2018 and December 31, 2019 and for the six (6) months ended June 30, 2020 (the “Balance Sheet Date”) (collectively, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the consolidated financial position of the Target Business as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, in conformity with the US GAAP applied on a consistent basis. The Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) have prepared and maintained their financial accounts, based on which the Financial Statements have been prepared, on a consistent basis in accordance with applicable Laws and US GAAP in all material respects. The accounting records of the Target Business are in the Target Business Entities’ possession or under their control and have been maintained in accordance with applicable Laws and US GAAP in all material respects.

(ii) There are no liabilities or obligations of the Target Business that would be required to be disclosed on a consolidated balance sheet of the Target Business in accordance with the US GAAP, other than (1) liabilities or obligations reflected on, reserved against, or disclosed in the Financial Statements, and (2) liabilities incurred after the Balance Sheet Date in the ordinary course of business consistent with past practices and any liabilities incurred pursuant to this Agreement.

(iii) Section 4.1(k)(iii) of the Disclosure Schedule contains a complete list of each intercompany balance in excess of US$100,000 as of the Balance Sheet Date between the Seller Parties or any of their Affiliates (other than the Target Group Companies), on the one hand, and the Target Group Companies, on the other hand. Since the Balance Sheet Date, there has not been any accrual of Liabilities that are, individually or in the aggregate, in excess of US$100,000 by any Target Group Company to the Seller Parties or any of their Affiliates (other than the Target Group Companies) or any other transactions that are, individually or in the aggregate, in excess of US$100,000 between any Target Group Company and the Seller Parties or any of their Affiliates (other than the Target Group Companies).

(l) Absence of Certain Changes.

(i) Since the Balance Sheet Date, the business of the Target Group Companies and the Target Business have been conducted in the ordinary course consistent with past practices and there has not been any event, development or circumstances that would have, individually or in the aggregate, a Material Adverse Effect.

(ii) From the Balance Sheet Date until the date hereof, there has not been any action taken by any Target Business Entity (other than any action explicitly set forth in the Restructuring Plan) that, if taken during the period from the date of this Agreement through the Closing Date without the Buyer’s express consent, would constitute a breach of Section 5.2.

(m) Restructuring Plan; Restructuring Documents. Each Restructuring Document to which any Target Business Entity is or will be a party will, upon execution, constitute legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of, and compliance with, the Restructuring Plan and the Restructuring Documents by the parties thereto will not result in any violation, breach or default, with or without the passage of time or the giving of notice or both, of any organizational document of any Target Business Entity, and except as would not, individually or in the aggregate, materially and adversely affect the ability of any Target Business Entities to consummate the Contemplated Transactions, any Contract to which any Target Business Entity is a party or by which any Target Business Entity or Contributed Assets is bound, or any Law or Order to which any Target Business Entity is subject to.

(n) Material Contracts.

(i) Each Contract described in Section 4.1(n)(ii)(1) through Section 4.1(n)(ii)(18), whether or not disclosed in the Disclosure Schedule, to which any of the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) or by which any of the Contributed Assets is bound (other than Contracts under which all rights, obligations and liabilities have been terminated, or Contracts that are expired, fully performed or are expressed to be not legally binding), is referred to herein as a “Material Contract.” Except as disclosed in Section 4.1(n)(i) of the Disclosure Schedule, each Material Contract is a valid and binding agreement and is in full force and effect, and none of the Target Business Entities, and to the knowledge of the Seller Parties, none of the other parties thereto is, in default or breach of any such Material Contract in any material respect, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default or breach by the Target Business Entities in any material respect thereunder. Except as disclosed in Section 4.1(n)(i) of the Disclosure Schedule, true and complete copies of each such Material Contract as of the date hereof have been delivered or made available to the Buyer or its representatives.

(ii) Except as disclosed in Section 4.1(n)(ii) of the Disclosure Schedule, none of the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) or the Contributed Assets is a party to or bound by any of the following (other than Contracts under which all rights, obligations and liabilities have been terminated, or Contracts that are expired, fully performed or are expressed to be not legally binding):

(1) any Contract relating to the issuance of any Equity Securities of any Target Business Entity;

(2) any Contract (other than Contracts with Hosts and Talent Agencies) that involves payments (or a series of payments) to or from any Person, contingent or otherwise, of RMB1,000,000 or more individually, or RMB10,000,000 or more in the aggregate with respect to a series of related agreements, in cash, property or services;

(3) any partnership, joint venture strategic alliance, strategic cooperation, joint operation, third partner operation or other similar Contract or arrangement;

(4) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(5) any Contract relating to Indebtedness or any guarantee of such Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(6) any Contract involving the waiver, compromise, or settlement of any material Action involving a claim in excess of RMB1,000,000;

(7) any agency, dealer, sales representative, marketing or other similar Contract with payment obligation in excess of RMB1,000,000;

(8) any Contract that limits the freedom of any Target Business Entity to compete in any line of business or with any Person or in any area or which would so limit the freedom of any Target Group Company after the Closing Date;

(9) any Contract with an amount in excess of RMB1,000,000 between any Target Business Entity on the one hand and (A) the Seller Parties or any of their Affiliates (other than the Target Business Entities), (B) any director or officer of any Target Business Entity or of any Person described in clause (A), or (C) any Affiliate of any natural person described in clause (A) or (B), on the other hand, except for the employment agreements relating to services as employees, officers or directors of any Target Business Entity and the Transaction Documents;

(10) any Contract with Governmental Authorities;

(11) any Contract that involves prohibition of payment of dividends or distributions in respect of the Equity Securities of any Target Business Entity;

(12) any Contract that will be terminated or varied upon a change of control involving any Target Business Entity or the consummation of the Contemplated Transactions, will subject such change of control or the Contemplated Transactions to the consent of any Person or will trigger any payment by any Target Business Entity and their Affiliates to any Person as a result of such change of control or the consummation of the Contemplated Transactions;

(13) any Contract (including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenant not to sue) with an amount in excess of RMB1,000,000 pursuant to which any Target Business Entity obtains the right to use or a covenant not to be sued under, any Intellectual Property or grants the right to use, or a covenant not to be sued under, any Intellectual Property;

(14) any Contract that involves any provision relating to “exclusivity”, “most favored nation” status, right of first refusal or first negotiation or similar rights, or that grants a power of attorney, agency or similar authority (other than instruments granting power of attorney or agency to corporate service providers);

(15) any Contract with any third party who, to the knowledge of the Seller Parties, is engaging in the business directly or indirectly competing with the Target Business;

(16) any Contract with Key Hosts Category I or Key Talent Agencies Category I;

(17) any cooperative agreement in relation to the Target Business, including without limitation “联运合作协议”; or

(18) any other Contract not made in the ordinary course of business and material to the Target Business.

(o) Compliance with Laws. During the preceding three (3) years, except as would not, individually or in the aggregate, have a material adverse effect on the condition, assets, liabilities, results of operations, business or prospects of the Target Business, the Contributed Assets and the Target Group Companies, taken as a whole, (i) none of the Target Group Companies has been in violation of any applicable Law or Order, and (ii) none of the Seller Parties or their respective Affiliates has been in violation of any applicable Law or Order with respect to the operation of the Target Business or the Contributed Assets.

(p) Anti-bribery, Anti-corruption, Anti-money Laundering and Sanctions.

(i) Anti-bribery and Anti-corruption. Each of the Seller Parties and Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business), including their respective directors, officers and employees, and to the knowledge of the Seller Parties, their respective Affiliates, including the Affiliates’ respective directors, officers and employees, independent contractors, representatives, agents and other Persons acting on their behalf (collectively, the “Representatives”), in connection with the operation or dealings of any Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business), is and has been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-corruption-related record keeping and internal control Laws (collectively, the “ABAC Laws”). Without limiting the foregoing, neither any Seller Party or Target Business Entity nor to the knowledge of the Seller Parties, any of its Representatives has, in connection with the operation or dealings of any Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business): directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation or request for information of, or has information that indicates a likelihood of (1) the making of any gift or payment of anything of value to any public official by any Person to obtain any improper advantage, affect or influence any act or decision of any such public official, or assist any Seller Party or Target Business Entity in obtaining or retaining business for, or with, or directing business to, any Person; (2) the taking of any action by any Person which (A) would violate the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), if taken by an entity subject to the FCPA, (B) would violate the U.K. Bribery Act 2010, if taken by an entity subject to the U.K. Bribery Act 2010, or (C) could constitute a violation of any applicable ABAC Law; (3) the making of any false or fictitious entries in the books or records of any Seller Party or Target Business Entity by any Person; or (4) the using of any assets of any Seller Party or Target Business Entity for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment. Each of the Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) has established or is subject to adequate internal controls and procedures intended to ensure compliance with the ABAC Laws.

(ii) Sanctions. None of the Seller Parties and Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business), or to the knowledge of the Seller Parties, any of their respective Representatives, is owned or Controlled by a Person that is targeted by or the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or by the U.S. Department of State, or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, Her Majesty’s Treasury or any other relevant Governmental Authority or has engaged in any activities that would be in violation of the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended, or sanctions and measures imposed by the United Nations or any other relevant Governmental Authority (collectively, the “Sanctions Laws”). None of the Seller Parties and Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business), including their respective directors, officers or employees, or to the knowledge of the Seller Parties, any of their respective Representatives, has been investigated or is being investigated or is subject to a pending or, to the knowledge of the Seller Parties, threatened investigation in relation to any Sanctions Laws by any law enforcement, regulatory or other Governmental Authority or any customer or supplier, or has admitted to, or been found by a court in any jurisdiction to have engaged in any violation of any applicable Sanctions Laws or been debarred from bidding for any contract or business relating to Sanctions Laws, and, to the knowledge of the Seller Parties, there are no circumstances which are likely to give rise to any such investigation, admission, finding or disbarment.

(iii) Anti-Money Laundering. The operations of the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the applicable anti-money laundering statutes of all jurisdictions where the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) conduct business, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by the relevant Governmental Authorities (including, to the extent applicable, the United State Currency and Foreign Transactions Reporting Act of 1970) (collectively, the “Anti-Money Laundering Laws”). The Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the

Target Business) have instituted, maintained and enforced adequate policies and procedures to ensure compliance with Anti-Money Laundering Laws to the extent required by applicable Law. None of the Seller Parties and Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) have been penalized for or, to the knowledge of the Seller Parties, threatened to be charged with, or given notice of any violation of, or under investigation with respect to, any Anti-Money Laundering Laws, and no Action by or before any court, Governmental Authority or any arbitrator involving any alleged violation of applicable Anti-Money Laundering Laws by any of the Seller Parties or Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) is pending or, to the knowledge of the Seller Parties, threatened.

(q) Properties.

(i) None of the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) owns any real property. Section 4.1(q)(i) of the Disclosure Schedule sets forth the address of the location of each leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) as of the date hereof (collectively, the “Leased Real Property”), and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property. Each Target Business Entity has a valid leasehold interest in all of its Leased Real Property free and clear of any and all Encumbrances. With respect to each Lease, (1) such Lease is legal, valid, binding, enforceable and in full force and effect, (2) the possession and quiet enjoyment of the Leased Real Property by the applicable Target Business Entity under such Lease has not been disturbed and there are no disputes with respect to such Lease in any material respect, and (3) neither any Target Business Entity nor, to the knowledge of the Seller Parties, any other party to the Lease is in breach or default under such Lease in any material respect, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default by the applicable Target Business Entity in any material respect, or permit the termination, modification or acceleration of rent under such Lease. Each Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) has title to, or a valid leasehold interest in, as applicable, all personal property used in its business free and clear of any and all Encumbrances, and such personal property is in good operating condition and repair in all material respects.

(ii) Each Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) has good and valid title to all of its respective assets (including without limitation upon being transferred to the applicable Target Business Entity in accordance with the Restructuring Plan, all personal properties included in the Contributed Assets), whether tangible or intangible, in each case free and clear of all Encumbrances (other than Encumbrances disclosed in or explicitly provided in the Restructuring Plan or disclosed in Section 4.1(q)(ii) of the Disclosure Schedule). Except for leased or licensed assets, no Person other than such Target Business Entity owns any interest in any such assets. All machinery, vehicles, equipment and other tangible personal property owned or leased by any Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) are (1) in good condition and repair in all material respects (reasonable wear and tear excepted) and (2) not obsolete or in need in any respect of renewal or replacement, except for renewal or replacement in the ordinary course of business. Except as disclosed in Section 4.1(q) of the Disclosure Schedule or otherwise expressly contemplated by the Restructuring Plan, there are no material facilities, services, assets or properties used by any Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) which are shared with any other Person that is not a Target Business Entity.

(r) Tax Matters.

(i) Filing and Payment. (1) All Tax Returns have been filed when due in accordance with all applicable Laws in all material respects; (2) all Tax Returns that have been filed were true and complete in all material respects; and (3) all Taxes shown as due and payable on any Tax Return have been timely paid, or withheld and remitted, to the appropriate Governmental Authority in all material respects. Without limiting the foregoing, each Target Business Entity has timely paid (or has caused to be paid), or has withheld and remitted (or caused to be withheld and remitted) to the appropriate Governmental Authority for Taxes related to the Contributed Assets in all material respects.

(ii) Retention of Tax Information. The Target Business Entities have maintained proper, accurate and adequate records to enable each of them to comply in all material respects with its obligations to (1) prepare any accounts necessary to comply with the Tax Law; and (2) retain necessary records as to comply with the Tax Law. The records referred to in tax warranty have been retained for the period required by applicable Law and will be available to the Buyer Parties upon request.

(iii) Financial Records. The charges, accruals and reserves for Taxes with respect to the Target Business Entities reflected on the books of the Target Business Entities are adequate to cover Tax liabilities accruing through the end of the last period for which the Target Business Entities ordinarily record items on their respective books. Since the end of the last period for which the Target Business Entities ordinarily record items on their respective books, no Target Business Entity has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would impact any Tax asset or Tax liability of any Target Business Entity in any material respect.

(iv) Procedure and Compliance. Except as disclosed in Section 4.1(r)(iv) of the Disclosure Schedule, there is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Seller Parties, threatened in writing against or with respect to any Target Business Entity relating to Taxes. There are no facts or circumstances that would give rise to such claim, audit, action, suit, proceeding or investigation that would have, individually or in the aggregate, a Material Adverse Effect.

(v) Taxing Jurisdictions. No claim has been made by any Governmental Authority in any jurisdiction against any Target Business Entity where any Target Business Entity does not file Tax Returns that the Target Business Entity is or may be required to file any Tax Return, or pay Tax, in such jurisdiction.

(vi) Tax Exemptions. The Target Business Entities have complied in all material respects with the conditions stipulated in each Tax Grant and the Contemplated Transactions will not adversely affect the eligibility of any Target Business Entity for any Tax Grant in any material respect.

(vii) Tax Rulings. All material Tax rulings, advice, consents and clearances from any Governmental Authority (the “Rulings”) affecting any Target Business Entity have been accurately and fully disclosed to the Buyer. All particulars given to any Governmental Authority in connection with any Ruling fully and accurately disclose, in all material respects, all facts and circumstances relevant for such Governmental Authority’s decision. Each Ruling is valid and effective and has been complied with in all material respects, and no action has been taken to prejudice the application of any Ruling in any material respect.

(viii) Anti-avoidance. No Target Business Entity has entered into or been party to any Tax shelter or similar transaction which is considered abusive of any applicable Tax Law.

(ix) Restructuring. Except as explicitly provided in the Restructuring Plan, the Restructuring will not give rise to a material Tax Liability, nor materially and adversely impact the Tax attributes of, any Target Business Entity.

(x) No U.S. Tax Elections. No Target Business Entity has ever filed any election for U.S. Tax purposes (including any entity classification election).

(xi) Tax Sharing Agreements. None of the Target Business Entities are required to pay the Tax of any other Person under any Tax Sharing Agreement or similar agreement or under any Laws applicable to consolidated or affiliated Tax groups.

(xii) Passive Foreign Investment Company. None of the Target Business Entities is or is expect to be a passive foreign investment company for U.S. federal income tax purposes.

(s) Intellectual Property. Except as disclosed in Section 4.1(s) of the Disclosure Schedule:

(i) Section 4.1(s)(i) of the Disclosure Schedule contains a true and complete list of all registrations or applications for registrations included in the Owned Intellectual Property and all other Owned Intellectual Property.

(ii) The Licensed Intellectual Property and the Owned Intellectual Property together constitute all the Intellectual Property reasonably necessary to, or used or held for use in the Target Business without interruption. Except as disclosed in Section 4.1(s)(ii) of the Disclosure Schedule, there exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property, and the consummation of the Contemplated Transactions will not alter, impair, extinguish or incur any Encumbrance on any Owned Intellectual Property or Licensed Intellectual Property.

(iii) Except as disclosed in Section 4.1(s)(iii) of the Disclosure Schedule, none of the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) has infringed upon, misappropriated or otherwise violated any Intellectual Property of any third party. Except as disclosed in Section 4.1(s)(iii) of the Disclosure Schedule, there is no Action pending against or, to the knowledge of the Seller Parties, threatened against or affecting, any of the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) or any present or former officer, director or employee of any Target Business Entity (1) based upon, or challenging or seeking to deny or restrict, the rights of such Target Business Entity in any of the Owned Intellectual Property and the Licensed Intellectual Property, (2) alleging the use of the Owned Intellectual Property or the Licensed Intellectual Property or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by such Target Business Entity do or may conflict with, misappropriate, infringe upon or otherwise violate any Intellectual Property of any third party or (3) alleging that any of such Target Business Entity have infringed upon, misappropriated or otherwise violated any Intellectual Property of any third party.

(iv) The Target Business Entities are the sole owners of all Owned Intellectual Property and hold all right, title and interest in and to all Owned Intellectual Property (including without limitation upon being transferred to the applicable Target Group Company in accordance with the Restructuring Plan, all Intellectual Property included in the Contributed Assets) free and clear of any Encumbrances (other than Encumbrances created by Law or explicitly provided in the Restructuring Plan), and as of the Closing Date, will be the licensees of, and have valid rights to use the Licensed Intellectual Property. None of the Owned Intellectual Property or Licensed Intellectual Property has been adjudged invalid or unenforceable in whole or part, and all such Owned Intellectual Property and Licensed Intellectual Property are valid and enforceable.

(v) The Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) and the Seller Parties have taken all actions reasonably necessary to maintain and protect the Owned Intellectual Property and their rights in Licensed Intellectual Property, including payment of applicable maintenance fees and filing of applicable statement of use.

(vi) Except as disclosed in Section 4.1(s)(vi) of the Disclosure Schedule, to the Seller Parties’ knowledge, no Person has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property or Licensed Intellectual Property. The Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) have taken reasonable steps to maintain the confidentiality of all Intellectual Property of the Target Business Entities, the value of which to any of the Target Business Entities or the Target Business is contingent upon maintaining the confidentiality thereof. None of the Intellectual Property of the Seller Parties and Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) the value of which to any of the Target Business Entities or the Target Business is contingent upon maintaining the confidentiality thereof has been disclosed other than to employees, representatives and agents of the Target Business Entities and the Seller Parties to the extent necessary, all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to the Buyer.

(vii) To the extent that any Intellectual Property that is material to the Target Business has been developed or created by a third party (including any current or former employee of any of the Target Business Entities and the Seller Parties) for the Target Business or the Target Group Companies, the Target Business Entities have a written agreement with such third party with respect thereto, and the Target Business Entities thereby either (1) have obtained ownership of and are the exclusive owners of, or (2) have obtained a valid and unrestricted right to exploit, sufficient for the conduct of their business and Target Business, such Intellectual Property. Neither this Agreement nor the Contemplated Transactions will result in any further amounts being payable to any employee, former employee or current or former contractors or consultants of the Target Business Entities in relation to any Owned Intellectual Property.

(viii) The Information Technology is fully functional and operates and performs in a manner that permits the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) to conduct their respective businesses and the Target Business without interruption. The Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) and the Seller Parties have taken all necessary actions to protect the confidentiality, integrity, operation and security of the Information Technology (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized, use, access, interruption, malfunction, modification, or corruption, including the implementation and periodic testing of (1) data backup, (2) disaster avoidance and recovery procedures, (3) business continuity procedures, and (4) encryption and other security protocol technology. There has been no unauthorized use, access, interruption, modification, corruption or malfunction of any Information Technology (or any information or transactions stored or contained therein or transmitted thereby), and the Information Technology is free of all viruses, worms, trojan horses and other malicious Software code.

(ix) (1) The Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) have at all times complied in all material respects with all applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operation of the Target Business Entities and the Target Business, (2) the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) and the Seller Parties have at all times complied in all material aspects with all rules, policies and procedures established by the Target Business Entities and the Seller Parties from time to time with respect to the foregoing, and (3) no claims have been asserted or, to the knowledge of the Seller Parties, threatened against any of the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) and no such claims are likely to be asserted or threatened against any of the Seller Parties in connection with the Target Business and Target Business Entities by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, regulations, rules, policies or procedures. The consummation of the Contemplated Transactions will not breach or otherwise cause any violation of any such Laws, regulations, rules, policies or procedures in any material respect. The transfer of any personal information in connection with the Contemplated Transactions (including without limitation the transfer of personal information during Restructuring) will not violate any applicable Laws relating to privacy, data protection and the collection and use of personal information in any material respect. The Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) are not, and will not, subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Target Business Entities from receiving, using or otherwise disposing of personal information transferred during the Restructuring in the manner in which the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) or Seller Parties receive, use and otherwise dispose of such personal information prior to the Closing.

(x) Section 4.1(s)(x) of the Disclosure Schedule sets forth a true, correct and complete list of all Social Media Accounts that the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) use, operate or maintain, including in connection with marketing or promoting any product or service. Section 4.1(s)(x) of the Disclosure Schedule also lists, for each such Social Media Account, any account name(s), user name(s), nickname(s), display name(s), handle(s), and other identifiers registered or used by or for the Target Business Entities with respect to such Social Media Account (collectively, the “Social Media Account Names”). All use of the Social Media Accounts complies with and has complied with, in all material respects, (1) all terms and conditions, terms of use, terms of service and other Contracts applicable to such Social Media Accounts and (2) applicable Law. Each employee and former employee, contractor and consultant of the Target Business Entities has entered into a Contract that (1) provides that such Target Business Entity, and not such employee, contractor or consultant, owns and controls the Social Media Accounts and Social Media Account Names (including all associated information and content and all relationships, interactions and communications with fans, followers, visitors, commenters, users and customers) and (2) requires each such employee, contractor or consultant to relinquish to Seller all Social Media Account Names, passwords, and other log-in information for the Social Media Accounts upon termination of employment or engagement or at any other time upon such Target Business Entity’s request.

(t) Insurance. The Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) have maintained no insurance coverage for the Target Business, and such lack of insurance does not have a material adverse effect on the condition, assets, liabilities, results of operations, business or prospects of the Target Business, the Contributed Assets and the Target Group Companies, taken as a whole.

(u) Labor and Employment Matters.

(i) During the preceding year, no Key Employee (which term shall have the meaning given to “关键员工” in Appendices D-1 and D-2 to the Restructuring Plan) has given written notice to any of the Seller Parties or Target Business Entity that he or she intends to resign or retire at any time in the six (6)-month period following the date of such notice.

(ii) Except for employment agreements with certain Transferred Employees that will be entered into prior to the Closing in accordance with the Restructuring Plan, each Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) has entered into employment agreements with all of its employees (including the Transferred Employees) in compliance with applicable Laws in all material respects, and the compensation paid by such Target Business Entity to such employees under the relevant employment agreements constitutes all the income and benefits such employees may validly claim from such Target Business Entity, and there are no other agreements or arrangements in connection with such employee’s compensation.

(iii) There are no material controversies pending or, to the knowledge of the Seller Parties, threatened between any Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) and its employees, contractors, subcontractors, agents or other Persons engaged by it, or between any Seller Party and its employees, contractors, subcontractors, agents or other Persons whose services are primarily for the benefit of the Target Business (collectively, the “Target Company Personnel”). There are no material unfair labor practice complaints pending or, to the knowledge of the Seller Parties, threatened against any Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business), or any Seller Party with respect to Target Company Personnel before any Governmental Authority. There is no strike, slowdown, work stoppage or lockout, or similar activity or the threat thereof, by or with respect to any Target Company Personnel nor has there been any such occurrence during the preceding three (3) years.

(iv) Each Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) is in compliance with all applicable Laws relating to employment and employment practices in all material aspects, including those related to wages, work hours, shifts, overtimes, social insurance and housing fund registrations, social security benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid in full to the appropriate Governmental Authority, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to Target Company Personnel (including the withholding and payment of all individual income Taxes and contributions to social security benefits payable), and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Each Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) has paid in full to all of its Target Company Personnel or adequately accrued for in accordance with the US GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Target Company Personnel, and there is no claim with respect to payment of any material amount of wages, salary, commission or overtime pay that has been asserted or is pending or, to the knowledge of the Seller Parties, threatened before any Governmental Authority with respect to any Persons currently or formerly employed or engaged by any Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business). There is no charge of discrimination in employment or employment practices, for any reason, including without limitation age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Seller Parties, threatened before any Governmental Authority with respect to any Target Company Personnel.

(v) Each Target Company Employee Plan and each Target Company Employee Agreement is and has at all times been operated and administered in compliance with the provisions thereof and all applicable Laws in all material aspects. Each contribution or other payment that is required to have been accrued or made under or with respect to any Target Company Employee Plan has been duly accrued and made on a timely basis in all material respects. There are no Actions pending or, to the knowledge of the Seller Parties, threatened against any Target Company Employee Plan or against the assets of any Target Company Employee Plan.

(v) Environmental Matters. The operations of the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) and the Target Business do not involve the use, disposal or release of hazardous or toxic substances or the protection or restoration of the environment or human exposure to hazardous or toxic substances in any material respect. During the preceding three (3) years, no Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) nor any Seller Party has been penalized or, to the knowledge of the Seller Parties, threatened to be penalized by Governmental Authorities for violation of any applicable environmental Law or Order related thereto.

(w) Insolvency. No bankruptcy, insolvency or judicial composition proceedings concerning the Seller Parties or the Target Business Entities have been applied for. No circumstances exist which could require an application for any bankruptcy, insolvency or judicial composition proceedings concerning the Seller Parties or the Target Business Entities nor do any circumstances exist according to any applicable bankruptcy or insolvency Laws which could justify the avoidance of this Agreement. No steps have been taken or proposed in relation to the winding-up, bankruptcy, administration, insolvency or dissolution of any Seller Party or Target Business Entity, nor has any analogous procedure or step been taken or proposed in any jurisdiction in relation to any Seller Party or Target Business Entity. Neither any Seller Party nor any Target Business Entity is or expected to be insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due and neither any Seller Party nor any Target Business Entity has stopped paying its debts or indicated an intention to do so.

(x) Seller Parent SEC Documents. Since January 1, 2019, the Seller Parent has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act. As of their respective filing or furnishing dates pursuant to the Exchange Act (and to the extent such Seller Parent SEC Documents were amended, as of the date of filing of such amendment) and as of the date of effectiveness in the case of Seller Parent SEC Documents filed pursuant to the Securities Act, the Seller Parent SEC Documents (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comment letters received from the SEC or its staff with respect to any Seller Parent SEC Documents. There are no internal investigations, any SEC inquiries or investigations or other inquiries or investigations conducted by a Governmental Authority pending or, to the knowledge of the Seller Parent, threatened, in each case, regarding the Seller Parent or any of its Affiliates, officers or directors.

(y) Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Seller Party or Target Business Entity who might be entitled to any fee or commission in connection with the Contemplated Transactions from any Buyer Party or its Affiliates or any Target Group Company.

Section 4.2 Representations and Warranties of the Buyer Parties. Each of the Buyer Parties hereby jointly and severally represents and warrants to each of the Seller Parties the following as of the date hereof and as of the Closing Date:

(a) Authority. Each of the Buyer Parties has full power and authority to enter into, execute and deliver each Transaction Document to which it is or will be a party and to perform its obligations thereunder. The execution and delivery by each of the Buyer Parties of each Transaction Document to which it is or will be a party and the performance by it of its obligations thereunder have been duly authorized by all requisite actions on its part.

(b) Valid Agreement. Each Transaction Document to which any of the Buyer Parties is or will be a party has been or will be duly executed and delivered by such party and constitutes, or when executed and delivered in accordance herewith will constitute, legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Non-Contravention; Litigation. Neither the execution and delivery of each Transaction Document to which any of the Buyer Parties is or will be a party nor the consummation of any of the Contemplated Transactions will (i) violate any provision of the organizational documents of such Buyer Party or violate any Law or Order to which such Buyer Party is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Buyer Party is a party, by which such Buyer Party is bound or to which any of the Buyer’s assets are subject, except, in the case of sub-clause (ii) above, as would not, individually or in the aggregate, materially and adversely affect the ability of any of the Buyer Parties to consummate the Contemplated Transactions. There is no Action pending or, to the knowledge of the Buyer Parties, threatened against any Buyer Party that (i) seeks to invalidate this Agreement or the right of any Buyer Party to enter into this Agreement or to consummate the Contemplated Transactions, or (ii) would, individually or in the aggregate, materially and adversely affect the ability of any of the Buyer Parties to consummate the Contemplated Transactions.

(d) Consents and Approvals. None of the execution and delivery of each Transaction Document to which any Buyer Party is a party, the consummation by any Buyer Party of any of the Contemplated Transactions nor the performance by any Buyer Party of each Transaction Document to which such Buyer Party is a party in accordance with its terms requires any Authorization on the part of any Buyer Party or its Affiliates, except (i) the Authorizations referred to in Section 3.1(a), (ii) for compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, or (iii) as would not, individually or in the aggregate, materially and adversely affect the ability of any of the Seller Parties and Target Group Companies to consummate the Contemplated Transactions.

(e) Status and Investment Intent. Each of the Buyer Parties is acquiring Sale Shares pursuant to this Agreement for its own account for investment purposes only and not with the view nor intention to resell, distribute or otherwise dispose thereof, other than to certain of its Affiliates. Each of the Buyer Parties does not have any direct or indirect arrangement or understanding with any other Person to distribute or Sale Shares in violation of the Securities Act or any other applicable state securities Law. Each of the Buyer Parties acknowledges that Sale Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities Law.

(f) Sufficient Fund. The Buyer Parties will at the relevant times as required hereunder, have at its disposal sufficient funds to make the payments and deposits as required hereunder and consummate the transactions contemplated hereby in accordance with the terms hereof.

Section 4.3 Representations and Warranties of Mr. Li. Mr. Li hereby represents and warrants to each Buyer Party the following as of the date hereof and as of the Closing Date:

(a) Authority. Mr. Li has full power and authority to enter into, execute and deliver each Transaction Document to which he is or will be a party and to perform his obligations thereunder.

(b) Valid Agreement. Each Transaction Document to which Mr. Li is or will be a party has been or will be duly executed and delivered by such party and constitutes, or when executed and delivered in accordance herewith will constitute, his legal, valid and binding obligations, enforceable against him in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Non-Contravention; Litigation. Neither the execution and delivery of each Transaction Document to which Mr. Li is or will be a party nor the consummation of any of the Contemplated Transactions will conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Mr. Li is a party, by which Mr. Li is bound or to which any of the assets of Mr. Li are subject, except as would not, individually or in the aggregate, materially and adversely affect the ability of Mr. Li to perform his obligations hereunder and thereunder. There is no Action pending or, to the knowledge of Mr. Li, threatened in writing against Mr. Li that (i) seeks to invalidate this Agreement or the right of Mr. Li to enter into each Transaction Document to which he is or will be a party or to perform his obligations hereunder and thereunder, or (ii) would, individually or in the aggregate, materially and adversely affect the ability of Mr. Li to perform his obligations hereunder and thereunder.

(d) Consents and Approvals. None of the execution and delivery of any Transaction Document to which Mr. Li is or will be a party, the performance of his obligations hereunder and thereunder nor the performance by Mr. Li under each Transaction Document to which he is or will be a party in accordance with its terms requires any Authorization on the part of Mr. Li, except as would not, individually or in the aggregate, materially and adversely affect the ability of Mr. Li to perform his obligations hereunder.

ARTICLE V

COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING

Section 5.1 Access and Confidentiality. From the date of this Agreement until the earlier of (i) the Closing Date, and (ii) the date, if any, on which this Agreement is terminated pursuant to Section 7.1:

(a) Each Seller Party shall cause all the Target Group Companies to, upon reasonable prior written notice, (i) give the Buyer Parties, their respective officers, employees and authorized Representatives, reasonable access to each Target Group Company’s books, records, officers, employees, agents, offices and other assets, Contracts, facilities and properties, (ii) furnish to the Buyer Parties, their counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information relating to the Target Group Companies, the Target Business or the Contributed Assets as such Persons may reasonably request and (iii) instruct the employees, consultants, agents, counsel, financial advisors, auditors and other authorized Representatives of the Target Group Companies to reasonably cooperate with Buyer Parties in their due diligence investigation of the Target Group Companies and the Target Business, including without limitation the status of the Restructuring. Notwithstanding anything to the contrary set forth herein, the Seller Parties and the Target Group Companies shall not be required to provide access to, or to disclose information, to the extent such access or disclosure would jeopardize the attorney-client privilege of the Seller Parties, the Target Group Companies or their respective Subsidiaries, or contravene any applicable Law (including with respect to any competitively sensitive information, if any).

(b) The Seller Parties shall cause the Target Group Companies to give prompt written notice to the Buyer, (i) of any notice or other communication received by the Target Group Companies or any Seller Party from any Governmental Authority in connection with this Agreement or the Contemplated Transactions, or from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Contemplated Transactions, (ii) of any Action commenced or, to the knowledge of the Seller Parties, threatened against, any Target Group Company, any Seller Party or their respective Subsidiaries, in each case arising from or relating to the Contemplated Transactions, or (iii) upon becoming aware of the occurrence or impending occurrence that individually or in the aggregate, would have a Material Adverse Effect.

(c) If, after the date hereof, any Party becomes aware of any facts, events or circumstances that have, individually or in the aggregate, resulted in any condition set forth in ARTICLE III to become incapable of being satisfied prior to the Long Stop Date (after giving effect to any applicable cure period), such Party shall promptly give the other Parties a written notice, setting forth therein (i) the relevant facts, events or circumstances, (ii) the condition(s) which such Party believes has or have, as a result, become incapable of being satisfied prior to the Long Stop Date. Upon such notice, the Parties shall discuss in good faith whether the relevant conditions have indeed become incapable of being satisfied prior to the Long Stop Date and, if so, whether such condition will be waived. Notwithstanding the foregoing, nothing in this Section 5.1(c) shall be deemed to obligate any Party to waive any condition set forth in ARTICLE III, which waiver may be granted or withheld at the relevant Party’s sole discretion.

Section 5.2 Conduct of Target Business. During the period between the date hereof and the earlier of (i) the termination of this Agreement pursuant to Section 7.1 and (ii) the Closing Date, except as expressly required or expressly permitted by this Agreement or the Restructuring Plan or specifically requested or permitted in writing by or on behalf of the Buyer Parties, the Seller Parties shall cause the Target Business to be conducted, and cause each Target Business Entity to conduct its business and operations with respect to the Target Business and the Contributed Assets, in the ordinary course consistent with past practice, and (i) use commercially reasonable efforts to maintain the assets and properties relating to the Target Business (including to timely renew any Permits in accordance with applicable Laws) and to preserve the current relationships with employees, customers, suppliers, consultants, Governmental Authorities, and any other Persons having business dealings relating to the Target Business, (ii) use commercially reasonable efforts to perform and comply with its Material Contracts and to comply with all applicable Laws then in effect (including, from and after the date of effectiveness of applicable Laws that become effective prior to the Closing), and (iii) maintain its books and records in the usual, regular and ordinary manner. Without limiting the generality of the foregoing, unless expressly required by this Agreement or the Restructuring Plan or specifically requested or permitted in writing by or on behalf of the Buyer Parties, the Seller Parties shall procure that none of the Target Business Entities (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) will:

(a) amend the memorandum and articles of association or equivalent organizational documents of any Target Group Company;

(b) (A) split, combine, subdivide or reclassify any shares of capital stock of any Target Group Company, (B) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to the Equity Securities of any Target Group Company, or (C) make any other change to the capital structure of any Target Group Company;

(c) issue, sell, pledge, dispose, encumber, grant or incur any Encumbrance on any Target Group Company’s Equity Securities, or any options, warrants, convertible securities or other rights of any kind to acquire any Target Group Company’s Equity Securities (except for any such transaction solely between Wholly-Owned Target Group Companies);

(d) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets, or otherwise), directly or indirectly, any assets, property, securities, interests or businesses at a total cost in excess of RMB1,000,000 in any single transaction or RMB5,000,000 in the aggregate;

(e) sell, pledge, lease, assign, license or otherwise transfer, dispose of or encumber or create or incur any Encumbrance on any property or assets of any Target Business Entity, except with respect to transactions involving property or assets that are not Contributed Assets and with a value of less than RMB1,000,000 for any single transaction or RMB5,000,000 in the aggregate, and except for any such transaction solely between Wholly-Owned Target Group Companies;

(f) incur, create, assume, refinance or replace any Indebtedness for borrowed money or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a Wholly-Owned Target Group Companies), except for the refinancing of any existing Indebtedness of the Target Group Companies to the extent that (x) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms, and (y) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing;

(g) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case other than any such transaction solely between Wholly-Owned Target Group Companies;

(h) enter into, renew, materially modify or amend, terminate, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Material Contract), other than any termination, amendment or renewal in accordance with the terms of any existing Material Contract that occur (i) automatically without any action by the Target Group Companies, or (ii) at the election of a counter-party to such Material Contract entitled to terminate, amend or renew such Material Contract without any Target Group Companies’ consent;

(i) (A) initiate any legal action, suit or arbitration proceeding, or (B) settle or compromise any legal action, suit or arbitration proceeding that is made or pending against any Target Business Entity, in each case relating to the Target Business or the Contributed Assets;

(j) (A) establish, adopt, enter into, amend or terminate any Target Company Employee Plan, or any plan, program, policy, or arrangement that would be a Target Company Employee Plan if in effect on the date of this Agreement, (B) materially increase the compensation, severance or other benefits payable or to become payable to any current or former director, officer, employee or independent contractor of any Target Group Company, other than in the ordinary course of business consistent with past practice, (C) pay any bonus or severance pay to any current or former director, officer, employee or independent contractor of the Target Group Companies other than in the ordinary course of business consistent with past practice, (D) grant any stock options, stock appreciation rights, restricted shares, restricted stock units or equity-based compensatory awards in any Target Group Company, (E) accelerate the payment, right to payment or vesting of any compensation or benefits, or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Target Company Employee Plan or any plan, program, policy, practice or arrangement that would be a Target Company Employee Plan if in effect on the date of this Agreement;

(k) make any change to its methods of accounting, except as required by a change in the US GAAP (or any interpretation thereof) or in applicable Law, or make any change in accounting policies, unless required by the US GAAP or a competent Governmental Authority;

(l) make or change any material Tax election, amend any Tax Return (except as required by applicable Law), enter into any closing agreement with respect to Taxes, relinquish any right to claim a Tax refund, settle or finally resolve any controversy with respect to Taxes or change any method of Tax accounting;

(m) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization of any Target Group Company;

(n) make or incur any capital expenditures (or any obligations or liabilities in respect thereof) or other investments except for ordinary course capital expenditures not to exceed RMB1,000,000 in any single transaction, or RMB5,000,000 in the aggregate;

(o) transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Owned Intellectual Property, in each case not in the ordinary course of business consistent with past practice;

(p) abandon, fail to maintain or allow to lapse, including by failure to pay the required fees in any jurisdiction, or disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Owned Intellectual Property or develop, create or invent any material Intellectual Property jointly with any third party;

(q) take any action that is intended or would reasonably be expected to result in any of the conditions to the Closing set forth in ARTICLE III not being satisfied; or

(r) agree, resolve or authorize or commit to do any of the foregoing.

Without prejudice to the foregoing provisions of this Section 5.2, the Seller Parties hereby expressly acknowledge and agree that, if the Closing occurs no later than February 9, 2021, except as expressly required or expressly permitted by this Agreement or the Restructuring Plan or specifically requested or permitted in writing by or on behalf of the Buyer Parties, the Seller Parties shall (i) procure the Target Business to continue to be operated in the ordinary course of business consistent with past practice, and each the foregoing provisions of this Section 5.2 shall remain in full force and effect and binding on the Seller Parties during the period between the Determination Time on January 31, 2021 and the Determination Time on the Closing Date, and (ii) during the period between the Determination Time on January 31, 2021 and the Determination Time on the Closing Date, ensure that no Target Cash and Cash Equivalents is transferred to any Seller Party or its Affiliates (other than the Target Group Companies) and no action is taken that is without business justification and primarily for the purpose of reducing the amount of (x) the Target Cash and Cash Equivalents, plus (y) the Target Net Working Capital, minus (z) the Target Indebtedness, as of the Determination Time on the Closing Date as compared to such amount as of the Determination Time on January 31, 2021.

Section 5.3 Restructuring.

(a) Prior to the Closing, Each of the Seller Parties shall and shall cause each Target Business Entity to, (i) comply in all respects with the Restructuring Plan, (ii) duly perform all of its respective obligations under the Restructuring Plan to meet all applicable deadlines and consummate each step of the Restructuring that is required to be completed prior to the Closing in accordance with the Restructuring Plan and applicable Laws, and (iii) prepare, negotiate and finalize the applicable Restructuring Documents as soon as possible after the date hereof.

(b) Prior to the Closing, each of the Seller Parties shall and shall cause each Target Business Entity to, on a periodic basis (but no less frequently than once a week), provide the Buyer Parties with (i) an update on the completion status of the Restructuring including the specific status of any step thereto as set forth in the Restructuring Plan and background information and circumstances as the Buyer Parties may reasonably request, and (ii) documents evidencing the completion status of the Restructuring and the steps thereof.

(c) After the Closing, the Seller Parties shall cause their relevant Affiliates to, and the Buyer Parties shall cause the Target Group Companies to, (i) comply in all respects with and duly perform their respective obligations under the Restructuring Plan in accordance with the terms thereof, and (ii) meet all applicable deadlines and timely consummate each step of the Restructuring that is required therein to be completed after the Closing.

(d) If the Closing has not occurred as of January 28, 2021, the Seller Parties shall, as soon as practicable thereafter but in any event prior to the expiration date of the AVSP License, cause to be duly submitted to the applicable Governmental Authorities an application to renew the AVSP License for three (3) years and shall thereafter (and prior to the Closing Date) use reasonable efforts to seek the approval of such renewal application, provided that if such approval has not been granted prior to the Closing Date, the Seller Parties shall, following the Closing, reasonably cooperate with the Buyer Parties in relation to seeking such approval.

(e) The Seller Parties shall make the Supplemental Necessary Assets Disclosure to the Buyer Parties as soon as practicable after the date of this Agreement, it being agreed that such Supplemental Necessary Assets Disclosure shall be in the form of one disclosure letter, delivered to the Buyer Parties no later than the tenth (10th) Business Day prior to the Closing Date, setting forth any and all assets, businesses, rights, Permits, Intellectual Property, Information Technology, data, employees and Contracts of or at the disposal of any Seller Party or its Affiliates or the Target Business Entity necessary for the conduct of the Target Business as currently conducted to the extent such assets, businesses, rights, Permits, Intellectual Property, Information Technology, data, employees and Contracts were not already disclosed in the Initial Necessary Assets Disclosure. Upon receiving the Supplemental Necessary Assets Disclosure, the Buyer may, in its sole discretion, determine to have any assets, businesses, rights, Permits, Intellectual Property, Information Technology, data or Contracts, or the employment relationship of any employees, in each case set forth in the Supplemental Necessary Assets Disclosure, transferred to the Target Company or its designated Subsidiaries, and have such transfer reflected in the Restructuring Plan or the Transition Services Agreement in the sole discretion of the Buyer, and in which case those assets, businesses, rights, Permits, Intellectual Property, Information Technology, data, Contracts and employees shall be treated for all purposes as “Contributed Assets,” “Transferred Contracts” and “Transferred Employees,” as applicable, and so transferred to the Target Company or its designated Subsidiaries, and shall be reflected in the Restructuring Plan or the Transition Services Agreement as such in the sole discretion of the Buyer. No additional consideration shall be payable by any Buyer Party with respect to any of the foregoing.

(f) No later than one (1) Business Day prior to the Closing Date, the Seller Parties shall provide to the Buyer Parties a complete list of contracts with Key Hosts Category II, Key Hosts Category III, Key Talent Agencies Category II and Key Talent Agencies Category III as of the Closing Date.

Section 5.4 No Shop. Each of the Seller Parties and Mr. Li shall immediately cease and cause to be terminated any existing discussions with any Person other than the Buyer Parties concerning any such inquiries or proposals that constitute or could reasonably be likely to lead to an Acquisition Proposal. Between the date hereof and the Closing Date, none of the Seller Parties shall (and shall cause their respective Affiliates, officers, directors, managers, employees, Representatives, and other agents not to), directly or indirectly: (a) solicit, initiate or encourage, or knowingly induce or take any other action which could reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or could reasonably be likely to lead to, an Acquisition Proposal; (b) other than informing Persons of the provisions contained in this Section 5.4, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to knowingly facilitate or knowingly induce any effort or attempt to make or implement an Acquisition Proposal; (c) approve, endorse, recommend or enter into any Acquisition Proposal or any letter of intent, memorandum of understanding or Contract contemplating an Acquisition Proposal or requiring any Seller Party or the Target Company to abandon or terminate its obligations under this Agreement; or (d) agree, resolve or commit to do any of the foregoing. The Seller Parties agree to notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to an Acquisition Proposal and provide Buyer with the identity of such Person and a description of the material terms and conditions thereof.

Section 5.5 Further Assurances. From the date hereof until the Closing Date, the Parties shall use their commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Contemplated Transactions. Without limiting the foregoing, prior to and at the Closing Date, each Party shall cooperate with the other Parties to make all filings with, and to obtain all consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to give effect to the provisions of the Transaction Documents and the Contemplated Transactions.

Section 5.6 Publicity. The Buyer Parties, the Seller Parties and the Target Company shall coordinate all publicity relating to the Contemplated Transactions. No Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the Contemplated Transactions, without the prior consent of the other Parties; provided that to the extent that a Party is required by applicable Law or applicable stock exchange rules to issue a press release, publicity statement or other public notice, such Party may issue such press release, publicity statement or other public notice without the consent of the other Parties, and such Party shall be obligated only to consult with the other Parties and consider in good faith their comments on such press release, publicity statement or other public notice prior to issuing the same.

Section 5.7 Certain Authorizations. The Parties shall use reasonable best efforts to obtain the Authorizations referred to in the second sentence of Section 3.1(a) as soon as practicable, and shall reasonably cooperate with each other in connection therewith.

Section 5.8 Promulgation of Certain Rules. In the event that 《直播行业打赏行为管理规则》（暂定名）(including any attachments thereto, and any amendment thereof),《主播账号分级分类管理规范》（暂定名）(including any attachments thereto, and any amendment thereof), or any other Law governing the similar subject matter as the aforementioned two Laws, is promulgated by中国演出行业协会网络表演（直播）分会or similar Governmental Authorities and takes effect prior to the Closing Date, the Seller Parties shall use their reasonable best efforts to cause each applicable Target Business Entity (with respect to Target Business Entities that are not Target Group Companies, solely in relation to their ownership and operation of the Contributed Assets and the Target Business) to comply with the foregoing rules to the extent consistent with the prevailing industry practice as to compliance with the foregoing rules.

Section 5.9 Additional Escrow Accounts. As soon as practicable after the date hereof and in any event no later than, in the case of Section 5.9(a) and Section 5.9(b), ten (10) Business Days prior to the Closing, or, in the case of Section 5.9(c), ten (10) Business Days after the date hereof,

(a) the Seller shall select a reputable international banking institution reasonably acceptable to the Buyer (the “Tax Escrow Agent”), and the Seller and the Buyer shall (or shall procure their respective applicable Affiliates to) enter into an escrow agreement on customary form with the Tax Escrow Agent (the “Tax Escrow Agreement”) and cause a USD escrow account in the name of the Seller or its designee to be opened and operated in accordance with the Tax Escrow Agreement (the “Tax Escrow Account”);

(b) the Seller shall select a reputable domestic banking institution reasonably acceptable to the Buyer (the “RMB Escrow Agent”), and the Seller and the Buyer shall procure their respective applicable Affiliates to enter into an escrow agreement on customary form with the RMB Escrow Agent (the “RMB Escrow Agreement”) and cause an RMB escrow account in the name of the Buyer or its designee to be opened and operated in accordance with the RMB Escrow Agreement (the “RMB Escrow Account”); and

(c) the Seller shall select a reputable domestic banking institution reasonably acceptable to the Buyer (the “TSA Escrow Agent”), and the Seller and the Buyer shall procure their respective applicable Affiliates to enter into an escrow agreement on customary form with the TSA Escrow Agent (the “TSA Escrow Agreement”) and cause an RMB escrow account in the name of the Seller or its designee to be opened and operated in accordance with the TSA Escrow Agreement (the “TSA Escrow Account”); no later than five (5) Business Days after the TSA Escrow Account has been opened, the Seller shall deposit or cause to be deposited the TSA Escrow Amount into the TSA Escrow Account.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Tax Filings.

(a) The Parties hereby acknowledge, covenant and agree that (i) the Buyer Parties shall have no obligation to pay any Tax of any nature that is required by applicable Laws to be paid by any Seller Party or any of its Affiliates or any of their respective direct and indirect partners, members and shareholders arising out of the sale and purchase of the Sale Shares, and (ii) the Seller Parties agree to jointly and severally bear and pay any Tax of any nature that is required by applicable Laws to be paid by any Seller Party or any of its Affiliates or any of their respective direct and indirect partners, members and shareholders arising out of the sale and purchase of the Sale Shares.

(b) The Seller Parties shall engage and authorize a big-four accounting firm (or another external consultant or advisor reasonably acceptable to the Buyer) (the “Reporting Agent”) to, and shall cause the Reporting Agent to, within the legally required time limit after the Closing, duly make with the applicable PRC Tax Authority (the “Relevant PRC Tax Authority”) the relevant Tax reporting pursuant to and in accordance with the requirements of Circular 7 in connection with the Contemplated Transactions, and shall (i) permit the Buyer Parties to make a joint reporting with the Seller Parties in respect of the Contemplated Transactions if the Buyer Parties so elect and shall procure that the Reporting Agent promptly shares copies of any relevant draft reporting documents with the Buyer (or its advisor) to allow the Buyer a reasonable opportunity to comment, (ii) allow a representative of the Buyer or its advisor to attend any meetings or discussions between any Seller Party and any of their advisors on the one hand and any Relevant PRC Tax Authority on the other hand in relation to the Contemplated Transactions and (iii) promptly provide the Buyer with adequate evidence that such Tax reporting has been made in accordance with applicable Laws (it being agreed that, for all purposes of this Agreement, either of the following shall be deemed reasonable evidence: (x) an acknowledgement or receipt in respect of the reporting by or on behalf of Seller Parties issued by the Relevant PRC Tax Authority or the original signature of an official of the Relevant PRC Tax Authority on the duplicate of the reporting documents submitted by or on behalf of Seller Parties; or (y) an original written confirmation issued by the Reporting Agent, attaching a copy of the reporting made and confirming the Reporting Agent has submitted the reporting on behalf of the Seller Parties with the Relevant PRC Tax Authority in accordance with this Section 6.1(b), and confirming that the Relevant PRC Tax Authority does not issue, and has not issued, any acknowledgement or receipt in respect of the reporting). The Seller Parties shall promptly submit, or cause the Reporting Agent to submit, all documents supplementally requested by the Relevant PRC Tax Authority (having incorporated any reasonable comments from the Buyer) within the timeframe requested by the Relevant PRC Tax Authority in connection with such Tax reporting with a copy delivered to the Buyer. The Seller Parties shall ensure that all information or materials submitted to the Relevant PRC Tax Authority in connection with any Tax reporting by or on behalf of the Seller Parties are true, accurate, complete and not misleading.

(c) The Seller Parties shall cause the Reporting Agent to follow up, on a monthly basis, with the Relevant PRC Tax Authority on the Tax reporting of the Seller Parties and shall respond to any requests by the Relevant PRC Tax Authority for additional information or materials (having incorporated any reasonable comments from the Buyer) and to give monthly updates to the Buyer as to any development in the assessment of any Taxes by the Relevant PRC Tax Authority.

(d) Upon the receipt by the Buyer Parties from the Seller Parties of reasonable evidence that Tax reporting pursuant to Circular 7 in connection with the sale and purchase of the Sale Shares has been made pursuant to Section 6.1(b), the Seller Parties and the Buyer Parties shall deliver a joint written instruction to the Tax Escrow Agent as soon as practicable (but in any event within five (5) Business Days) to release to the Seller (or its designee) the Tax Escrow Amount and any and all interests that may have accrued thereon in full.

(e) Promptly after the Seller Parties obtain any Acceptable Tax Evidence, the Seller Parties shall provide the Buyer Parties with a copy of the Acceptable Tax Evidence, and copies of all documents submitted to and filings made with the Relevant PRC Tax Authority.

Section 6.2 Certain Assets Relating to the Target Business. If at any time after the Closing Date and prior to the date that is twenty-four (24) months after the Closing Date, any Seller Party shall determine or become aware that (i) any assets or Contracts of any of the Seller Parties or its Affiliates that, prior to the Closing, were primarily used in or primarily related to the Target Business, have not been contributed or otherwise transferred to the Target Company or its Subsidiaries (collectively, “In-Scope Assets”), or (ii) any employees of the Seller Parties or its Affiliates that, prior to the Closing, were primarily engaged in the Target Business, have not had his or her employment relationship transferred to the Target Company or its Subsidiaries (collectively, “In-Scope Employees”), then in each case the applicable Seller Parties shall promptly (and in any event within five (5) Business Days) disclose the existence and nature of such In-Scope Assets or In-Scope Employees to the Buyer Parties, and provide all information reasonably requested by the Buyer Parties with respect thereto. After receiving such disclosure, the Buyer may, in its sole discretion, determine to have such In-Scope Assets or the employment relationship of such In-Scope Employees transferred to the Target Company or its designated Subsidiaries, in which case the applicable Seller Parties shall promptly cause the transfer of such In-Scope Assets or use its reasonable efforts to cause the transfer of the employment relationship of such In-Scope Employees, in each case to the Target Company or its designated Subsidiaries. With respect to any In-Scope Assets incapable of being so transferred, the applicable Seller Parties or its Affiliates shall unconditionally grant the Target Company or its designated Subsidiaries a right to use such In-Scope Assets for a period of at least five (5) years. No additional consideration shall be payable by any Buyer Party with respect to any of the foregoing.

Section 6.3 General Release.

(a) Effective on the Closing, each of the Seller Parties and Mr. Li, on its/his own behalf and on behalf of its/his successors, assigns and Affiliates and any other Person that may claim by, through or under such Seller Party (collectively, the “Seller Releasing Parties”), hereby (i) irrevocably waives, releases, acquits and forever discharges each Target Group Company and each of their respective present and former officers, directors, managers, employees and other agents or Representatives, and the Target Business and the Contributed Assets, from any and all Liabilities of any kind or nature whatsoever since the beginning of time and (ii) agrees to procure that no Seller Releasing Party will bring or voluntarily participate in or assist any Action that relates to any matter released pursuant to this Section 6.3(a). Notwithstanding the foregoing, the Seller Releasing Parties do not waive or release any rights based upon, arising out of or relating to rights in favor of the Seller Releasing Parties created pursuant to the terms of any Transaction Document. The Seller Releasing Parties understand and agree that the releases provided in this Section 6.3(a) extend to all claims released above whether known or unknown, suspected or unsuspected. It is the intention of the Seller Releasing Parties through this Agreement and with the advice of counsel to fully, finally and forever settle and release the claims set forth above. In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery of any additional claims or facts relating thereto.

(b) Effective on the Closing, each Buyer Party, on its own behalf and on behalf of the Target Group Companies, and its and their respective successors, assigns and Affiliates and any other Person that may claim by, through or under such Buyer Party or any Target Group Company (collectively, the “Buyer Releasing Parties”), hereby (i) irrevocably waives, releases, acquits and forever discharges the Seller Parties and their Affiliates, and each of their respective present and former officers, directors, managers, employees and other agents or Representatives, from any and all Liabilities of any kind or nature whatsoever since the beginning of time to the extent such Liabilities arise out of the Target Business or the Contributed Assets, and (ii) agrees to procure that no Buyer Releasing Party will, bring or voluntarily participate in or assist any Action that relates to any matter released pursuant to this Section 6.3(b). Notwithstanding the foregoing, the Buyer Releasing Parties do not waive or release any rights based upon, arising out of or relating to rights in favor of the Buyer Releasing Parties created pursuant to the terms of any Transaction Document. The Buyer Releasing Parties understand and agree that the releases provided in this Section 6.3(b) extend to all claims released above whether known or unknown, suspected or unsuspected. It is the intention of the Buyer Releasing Parties through this Agreement and with the advice of counsel to fully, finally and forever settle and release the claims set forth above. In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery of any additional claims or facts relating thereto.

Section 6.4 Non-Disparagement. Each of the Seller Parties and Mr. Li covenants and agrees that it/he and its/his Affiliates will not directly or indirectly make or cause to be made any public statement or other communication that is public in nature or is prone to public dissemination, written or otherwise, that would constitute disparagement or criticism of, or that is otherwise derogatory or materially detrimental to, the Target Business or any Target Group Company. Nothing in this Section 6.4 shall limit any Seller Party’s or its Affiliate’s ability to make factually correct statements or communications that such Seller Party or its Affiliates reasonably believe are required to be made pursuant to applicable Law.

Section 6.5 Target Business Confidential Information. For a period of five (5) years after the Closing Date, each of the Seller Parties and Mr. Li shall not, and shall cause its/his Affiliates not to, use or disclose or convey to any third party, any confidential information regarding the Target Business, the Contributed Assets, the business conducted by any Target Group Company, or in relation to any Target Group Company or its respective clients, customers, vendors, licensors, suppliers, and any other proprietary information of any Target Group Company that as of the Closing Date is not available to the general public (collectively, “Target Business Confidential Information”); provided that any Seller Party may furnish such portion (and only such portion) of the Target Business Confidential Information as such Seller Party reasonably determines it is legally obligated to disclose if (a) it receives a request to disclose all or any part of the Target Business Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority, (b) it notifies the Buyer of the existence, terms and circumstances surrounding that request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow that request, (c) it exercises its reasonable best efforts to obtain an Order or other reliable assurance that confidential treatment will be accorded to the disclosed Target Business Confidential Information, and (d) disclosure of such Target Business Confidential Information is required to prevent such Seller Party from being in violation of applicable Law.

Section 6.6 Target Business Audit. The Buyer Parties shall be entitled to engage an accounting firm to conduct a financial audit of the Target Business for the three (3) fiscal years prior to the Closing Date, and the Seller Parties shall provide assistance in connection therewith as may be reasonably requested by the Buyer Parties from time to time prior to the first (1st) anniversary of the Closing.

Section 6.7 Transition Services Agreement. The Parties shall, and shall cause their applicable Affiliates to, comply with the provisions set forth in Part A of Exhibit F. If the Transition Services Agreement has not been executed and delivered at the Closing by the parties thereto, then, unless the Buyer and the Seller shall agree in writing otherwise, the Second Tranche Consideration shall be reduced by an amount equal to US$30,000,000, and such reduction shall be deemed to have taken place immediately prior to the Closing. Any adjustment to the Second Tranche Consideration made pursuant to this Section 6.7 shall be treated as an adjustment to the Consideration for all Tax purposes unless otherwise required by any applicable Law.

Section 6.8 ODI Approval. The Seller Parties shall provide all information and materials reasonably requested by any Buyer Party with respect to the pursuit of ODI Approvals by the Buyer Parties or their Affiliates.

Section 6.9 Incorporation of Non-Compete Undertaking by Reference. Upon the execution and delivery of the Non-Compete Undertaking on the Closing Date, Section 1, 2, 3, 4 and 7 of the Non-Compete Undertaking (together, the “Non-Compete Undertaking Provisions”) shall automatically be incorporated by reference into this Agreement and form a part of this Agreement as if fully set forth herein.

Section 6.10 Ticker. Promptly after Mr. Li ceases to Control the Seller Parent, the Seller Parent shall change its ticker symbol to another ticker symbol that does not include “YY”.

Section 6.11 Post-Closing Cooperation.

(a) From the Closing Date through the third (3rd) anniversary thereof, (i) the Seller Parties and the Buyer Parties shall, and shall procure their respective Affiliates to, at their respective own expense, use reasonable best efforts to provide all assistance and cooperation as may be reasonably requested by the Buyer Parties or the Seller Parties, as applicable, in connection with any Action by or before, or any inquiry from, any Governmental Authority of competent jurisdiction, including the SEC (but other than any such Action or inquiry initiated or solicited by or on behalf of the requesting parties or their Affiliates), relating to the Target Business as operated on or prior to the Closing Date (such Action or inquiry, a “Relevant Action or Inquiry”), and (ii) upon any Party becoming aware of any Relevant Action or Inquiry being commenced or threatened against such Party, such Party shall promptly give the other Parties written notice of such Relevant Action or Inquiry.

(b) Without limiting the generality of Section 6.11(a), from and after the Closing, the Buyer Parties shall, (i) upon reasonable prior notice, give the Seller Parties, their respective officers, employees and authorized Representatives, reasonable access to each Target Group Company’s books and records, and (ii) furnish to the Seller Parties, their counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information relating to the Target Group Companies, the Target Business or the Contributed Assets (including without limitation any data or information furnished by the Seller Parties and their Representatives to the Buyer Parties or their Representatives prior to the Closing Date), in each case of (i) and (ii), that are in the possession of the Buyer Parties and their Affiliates and relating to any period of time prior to the Closing Date but only as such Persons may reasonably request in connection with their defense against, or response to, any Relevant Action or Inquiry.

(c) Without limiting the generality of Section 6.11(a), from and after the Closing, the Seller Parties shall, (i) upon reasonable prior notice, give the Buyer Parties, their respective officers, employees and authorized Representatives, reasonable access to its books and records, and (ii) furnish to the Buyer Parties, their counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information relating to its business or assets, in each case of (i) and (ii), that are in the possession of the Seller Parties and their Affiliates and relating to the Target Group Companies, the Target Business or the Contributed Assets (including, for the avoidance of doubt, those relating to Bigo, Inc. and its subsidiaries to the extent such items relate to their transactions with the Target Business) for any period of time prior to the Closing Date but only as such Persons may reasonably request in connection with their defense against, or response to, any Relevant Action or Inquiry.

(d) Without prejudice to the Buyer Parties’ rights and the Seller Parties’ obligations under Section 6.6, from and after the Closing, the Buyer Parties shall be entitled to conduct further review of the Target Group Companies, the Target Business and the Contributed Assets, and the Seller Parties shall provide reasonable assistance to the Buyer Parties as may be requested by the Buyer Parties, from time to time prior to the third (3rd) anniversary of the Closing, to the extent such review relates to any period of time prior to the Closing Date. Without limiting the generality of the foregoing, in the event that any of the Buyer Parent, the Buyer Parties and their Affiliates proposes to engage Deloitte & Touche Financial Advisory Services Limited or any other forensic accountant, legal counsel or other advisor that is or was engaged by any Seller Party or its Affiliates to conduct investigation over the Target Business and a conflict of interest waiver is sought from such Seller Party or its Affiliates by such forensic accountant, legal counsel or other advisor, the Seller Parties shall cause the waiver to be promptly granted.

(e) Notwithstanding anything to the contrary set forth herein, no Party shall be required to provide access to, or to disclose information, to the extent such access or disclosure would jeopardize the attorney-client privilege of such Party or its Affiliates, or contravene any applicable Law (including with respect to any competitively sensitive information, if any).

Section 6.12 Adjustments to the Fourth Tranche Consideration. Subject to the Closing having taken place:

(a) For purposes of this Agreement:

(i) “Agreed OP Exchange Rate”, with respect to any given fiscal year, means a USD:RMB exchange rate derived from the arithmetic mean of the USD:RMB central parity rates on the interbank foreign exchange market published by the People’s Bank of China on its website for the last ten (10) weekdays of such fiscal year.

(ii) “OP Benchmark” means RMB3,700,000,000.

(iii) “OP 2021 Deviation” means the OP Deviation with respect to the fiscal year ended December 31, 2021.

(iv) “OP 2022 Deviation” means the OP Deviation with respect to the fiscal year ended December 31, 2022.

(v) “OP Deviation”, with respect to any given fiscal year, means (x) if the Operating Profits with respect to such fiscal year are lower than the OP Benchmark, an RMB amount equal to (i) the OP Benchmark minus (ii) the Operating Profits with respect to such fiscal year, or (y) if the Operating Profits with respect to such fiscal year are equal to or higher than the OP Benchmark, zero (0).

(vi) “Operating Profits”, with respect to any given fiscal year, means an RMB amount equal to (x) the consolidated operating profits, plus (y) share-based compensation expenses, minus (z) government subsidies, in each case, of the Target Business on a consolidated basis in accordance with U.S. GAAP.

(b) As soon as practicable after each of the fiscal years ended December 31, 2021 and December 31, 2022 (in any event no later than the date falling two (2) months after the date on which the Buyer Parent first files its annual report on Form 20-F in respect of such fiscal year with the SEC (the “Profit Adjustment Statement Deadline” for such fiscal year)), the Buyer shall deliver to the Seller a statement (the “Profit Adjustment Statement” for such fiscal year) setting forth therein the Buyer’s good faith calculation of the OP Deviation with respect to such fiscal year, together with reasonable supporting evidence relating thereto. The Seller shall have a period of fifteen (15) Business Days after the date on which the Profit Adjustment Statement is delivered by the Buyer to deliver to the Buyer a written notice of the Seller’s disagreement with the Buyer’s calculation of the OP Deviation for such fiscal year. During such fifteen (15) Business Day period, the Buyer shall (i) permit the Seller and their accountants to consult with the Target Group Companies’ senior management and Buyer’s accountants, and (ii) permit the Seller to review additional supporting materials as the Buyer may choose to provide. If the Seller has timely delivered the foregoing notice, the Buyer and the Seller shall seek in good faith to resolve in writing any differences they have with respect to the matters specified therein within five (5) Business Days following the delivery of such notice. If the Seller and the Buyer are unable to resolve the disputed items set forth in such notice within five (5) Business Days following the Seller’s delivery of such notice (or such longer period as the Seller and the Buyer may mutually agree in writing), such dispute shall be submitted to, and all issues related to such dispute shall be resolved by, a “big four” accounting firm selected by mutual agreement between the Seller and the Buyer (provided that if the Seller and the Buyer are unable to agree on such selection within two (2) Business Days after the expiration of the foregoing five (5) Business Day period, the Buyer shall be entitled to propose two big-four accounting firms to the Seller, and the Seller shall, within two (2) Business Days of such proposal, select one of the two accounting firms so proposed or, if the Seller shall not have timely made such selection, the Buyer shall select the accounting firm) (the accounting firm selected pursuant to the foregoing, the “OP Accounting Firm”). The OP Accounting Firm shall be jointly engaged by the Seller and the Buyer (or their respective designated Affiliated entities). The Seller and the Buyer shall submit to the OP Accounting Firm, as expert and not as arbitrator, for review and resolution all matters (but only such matters) that are set forth in such notice which remain in dispute, and the Buyer Parties shall (i) permit the OP Accounting Firm to consult with the Target Group Companies’ senior management and Buyer’s accountants, and (ii) provide to the OP Accounting Firm reasonable access during normal business hours to the books and records relevant to the Profit Adjustment Statement. The Seller and the Buyer shall instruct the OP Accounting Firm to (i) not assign to the Operating Profits with respect to such fiscal year a value that is (A) greater than the greater value assigned by the Buyer, on the one hand, or the Seller, on the other hand, or (B) less than the smaller value assigned by the Buyer, on the one hand, or the Seller, on the other hand, (ii) make its determination in accordance with the guidelines and procedures set forth in this Agreement and consistent with the US GAAP and render a final resolution in writing to the Buyer and the Seller (which final resolution shall be requested by the Buyer and the Seller to be delivered not more than ten (10) Business Days following submission of such disputed matters to the OP Accounting Firm), which, absent manifest error, shall be final, conclusive and binding on the Parties with respect to the OP Deviation for the relevant fiscal year, and (iii) provide a written report to the Buyer and the Seller, if requested by either of them, which sets forth in reasonable detail the basis for the OP Accounting Firm’s final determination. The fees and expenses of the OP Accounting Firm shall be borne by the Seller and the Buyer (or their respective designated Affiliated entities) on a 50/50 basis.

(c) The OP Deviation (as adjusted by the agreement of the Parties or at the direction of the OP Accounting Firm, as applicable) with respect to any fiscal year shall be deemed final for the purposes of this Agreement and binding upon the Parties upon the earlier of the (i) failure of the Seller to notify the Buyer of a dispute within fifteen (15) Business Days after delivery of the applicable Profit Adjustment Statement, and (ii) resolution of all disputes pursuant to Section 6.12(b), by the OP Accounting Firm or by the Parties; provided, however, that notwithstanding anything in this Agreement to the contrary, if the Profit Adjustment Statement for any fiscal year has not been delivered to the Seller as of the applicable Profit Adjustment Statement Deadline, the OP Deviation in respect of such fiscal year shall be equal to zero (0), which shall be deemed final for the purposes of this Agreement and binding upon the Parties.

(d) Upon the OP 2021 Deviation having become final and binding upon the Parties in accordance with Section 6.12(c), the Fourth Tranche Consideration shall be recalculated as: US$300,000,000, minus the USD equivalent (calculated at the Agreed OP Exchange Rate with respect to the fiscal year ended December 31, 2021) of the OP 2021 Deviation (the Fourth Tranche Consideration so recalculated, the “Post 2021 Adjustment Fourth Tranche Consideration”); provided that if the Post 2021 Adjustment Fourth Tranche Consideration is a negative amount, the Post 2021 Adjustment Fourth Tranche Consideration shall be equal to zero (0).

(e) Upon the OP 2022 Deviation having become final and binding upon the Parties in accordance with Section 6.12(c), the Fourth Tranche Consideration shall be further recalculated as: the Post 2021 Adjustment Fourth Tranche Consideration, minus the USD equivalent (calculated at the Agreed OP Exchange Rate with respect to the fiscal year ended December 31, 2022) of the OP 2022 Deviation (the Fourth Tranche Consideration so further recalculated, the “Post 2022 Adjustment Fourth Tranche Consideration”); provided that if the Post 2022 Adjustment Fourth Tranche Consideration is a negative amount, the Post 2022 Adjustment Fourth Tranche Consideration shall be equal to zero (0).

(f) From and after the Closing through December 31, 2022, the Buyer Parties shall cause the Target Business to be conducted in good faith, and may not cause any operating profits that otherwise would have constituted Operating Profits to be transferred to or booked in another entity Controlled by the Buyer Parent without business justification and primarily for the purpose of inflating the OP 2021 Deviation or the OP 2022 Deviation.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the written consent of the Buyer and the Seller;

(b) by either the Buyer or the Seller by written notice to the other Parties if the Closing shall not have been consummated on or prior to the Long Stop Date; provided, however, that the Buyer or the Seller, as applicable, shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b) if the failure of the Closing to be consummated on or prior to the Long Stop Date results primarily from a breach by that Party or any of its Affiliates of any representation, warranty, agreement or covenant set forth in this Agreement;

(c) by either the Buyer or the Seller by written notice to the other Parties if any Governmental Authority shall have issued any Order or taken any other action permanently restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Contemplated Transactions and such Order or other action has become final and non-appealable; provided that the Buyer or the Seller, as applicable, shall not be entitled to terminate this Agreement pursuant to this Section 7.1(c) if the imposition of such Order or the taking of other action results primarily from a breach by that Party or any of its Affiliates of any representation, warranty, agreement or covenant set forth in this Agreement;

(d) by the Buyer by giving written notice to the Seller, if, between the date hereof and the Closing Date, (i) any Seller Party is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, (ii) that breach, if by its nature capable of being cured, is not cured within ten (10) Business Days of written notice of such breach from the Buyer, and (iii) that breach, if not cured, would render any of the conditions set forth in Section 3.1 and Section 3.2 incapable of being satisfied by the Long Stop Date; provided that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d) if any Buyer Party is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement and that breach would result in any of the conditions set forth in Section 3.1 and Section 3.2 not being satisfied; or

(e) by the Seller by giving written notice to the Buyer, if, between the date hereof and the Closing Date, (i) any Buyer Party is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, (ii) that breach, if by its nature capable of being cured, is not cured within ten (10) Business Days of written notice of such breach from the Seller, and (iii) that breach, if not cured, would render any of the conditions set forth in Section 3.1 and Section 3.3 incapable of being satisfied by the Long Stop Date; provided that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.1(e) if any Seller Party is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement and that breach would result in any of the conditions set forth in Section 3.1 and Section 3.3 not being satisfied.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 7.1, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of any Party under this Agreement; provided that (a) this Section 7.2, ARTICLE IX and all provisions of this Agreement necessary for the interpretation thereof shall survive such termination, and (b) nothing in this Section 7.2 shall release any Party from any Liability for fraud or any breach by such Party of this Agreement prior to the effective date of such termination, or otherwise affect any of the rights or remedies (whether under this Agreement, or at law, in equity or otherwise) available to any Party with respect to any breach of this Agreement by any other Party prior to the effective date of such termination. Notwithstanding anything to the contrary in this Agreement, within one (1) Business Day after the earlier to occur of (x) the Long Stop Date (without the Closing having occurred) and (y) the termination of this Agreement, (i) the Seller Parties shall or shall procure its applicable Affiliates to deliver a joint written instruction to the Existing Escrow Agent to release to the Buyer (or its designee) the Existing Escrow Amount together with all interest that may have accrued thereon and (ii) the Buyer Parties shall procure their applicable Affiliate to deliver a joint written instruction to the TSA Escrow Agent to release to the Seller (or its designee) the TSA Escrow Amount together with all interest that may have accrued thereon.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of the Representations and Warranties. All representations and warranties made by the Seller Parties to the Buyer Parties set forth in Section 4.1 shall survive for a period of eighteen (18) months following the Closing Date; provided that the Company Fundamental Representations shall survive indefinitely or until the latest date permitted by Law; provided, further, that all representations and warranties contained in Section 4.1(r) relating to Taxes shall survive until the seventh (7th) anniversary of the Closing Date. All representations and warranties made by Mr. Li to the Buyer Parties set forth in Section 4.3 shall survive indefinitely or until the latest date permitted by Law. Notwithstanding the foregoing, if an Indemnified Party asserts any claim in writing pursuant to Section 8.2 resulting from or arising out of an alleged breach of any such representation or warranty on or prior to the applicable expiration date of such representation or warranty, such representation or warranty shall survive, solely with respect to such asserted claim, until such claim has been finally resolved. The covenants and agreements of each Party set forth in this Agreement, including the Non-Compete Undertaking Provisions, shall survive the Closing until they are terminated, whether by the performance thereof, their respective express terms or as a matter of applicable Law.

Section 8.2 Indemnification.

(a) From and after the Closing, the Seller Parties shall jointly and severally indemnify and hold harmless the Buyer Parties and their Affiliates, and their Affiliates’ respective directors, officers, employees, agents, successors and permitted assigns from and against any losses, claims, damages, judgments, fines, Taxes, expenses and Liabilities, including without limitation any lost profits, lost revenue, investigative and legal expenses incurred in connection with and any amounts paid in settlement of, any pending or threatened Action (but in any event excluding exemplary or punitive damages, except to the extent such damages are awarded to or recovered by a third party in connection with a Third Party Claim) (collectively, “Losses”) arising out of or resulting from (i) the breach of any representation or warranty of any Seller Party set forth in this Agreement, (ii) the breach of any covenant or agreement of any Seller Party set forth in this Agreement (excluding the Non-Compete Undertaking Provisions), (iii) any Specified Indemnity Matter, and (iv) the breach by any Seller Party of any Non-Compete Undertaking Provision.

(b) From and after the Closing, Mr. Li shall indemnify and hold harmless the Buyer Parties and their Affiliates, and their Affiliates’ respective directors, officers, employees, agents, successors and permitted assigns from and against any Losses arising out of or resulting from (A) the breach of any representation or warranty of Mr. Li set forth in this Agreement, or (B) the breach by Mr. Li of any Non-Compete Undertaking Provision.

(c) From and after the Closing, the Buyer Parties shall jointly and severally indemnify and hold harmless the Seller Parties and their Affiliates, and their Affiliates’ respective directors, officers, employees, agents, successors and permitted assigns from and against any Losses arising out of or resulting from (i) the breach of any representation or warranty of any Buyer Party set forth in this Agreement, or (ii) the breach of any covenant of any Buyer Party set forth in this Agreement.

(d) For purposes of this Agreement, (i) “Indemnifying Party” means the Seller Parties (with respect to Section 8.2(a)), Mr. Li (with respect to Section 8.2(b)) and the Buyer Parties (with respect to Section 8.2(c)), and (ii) “Indemnified Party” means the Persons entitled to seek indemnification against the applicable Indemnifying Party pursuant to Section 8.2(a), Section 8.2(b) or Section 8.2(c), as applicable.

(e) Solely for the purpose of ascertaining the amount of any Losses relating to indemnification remedies (and not for determining whether any breach has occurred) provided in this Article VIII, the representations, warranties, covenants and agreements made by any Indemnifying Party in any Transaction Document shall be considered and applied with no regard to any qualification therein as to materiality, Material Adverse Effect or similar materiality qualifiers.

Section 8.3 Third Party Claims.

(a) If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against an Indemnifying Party under this Article VIII, then the Indemnified Party shall promptly following receipt of notice of such claim transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any) and the basis of the Indemnified Party’s request for indemnification under this Agreement. Notwithstanding the foregoing, no failure or delay in providing such Claim Notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnification hereunder, except to the extent that the Indemnifying Party shall have been materially and adversely prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from receipt of such Claim Notice that the Indemnifying Party disputes such claim for indemnification under this Agreement, the Indemnifying Party shall be deemed to have accepted and agreed with such claim for indemnification under this Agreement.

(b) Upon the receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by notifying the Indemnified Party in writing within thirty (30) days of receipt of such Claim Notice that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the relevant proceeding; provided that any such settlement shall require the prior written consent of the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) the Third Party Claim arises out of or results from any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, or (iii) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this ARTICLE VIII.

(c) If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate reasonably with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including in connection with the making of any related counterclaim against the third party asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to such Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 8.3(b).

(d) In the event that the Indemnifying Party fails to elect to assume the defense of a Third Party Claim within thirty (30) days of receipt of the relevant Claim Notice or otherwise fails to continue the defense of the Indemnified Party in good faith, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party.

Section 8.4 Tax Indemnity. In addition to (but without duplication of) the indemnification set forth in Section 8.2, the Seller Parties shall, jointly and severally, indemnify and hold harmless the Buyer Parties and their Affiliates for any Tax incurred or assessed pursuant to any applicable Law (including without limitation pursuant to Circular 7) arising out of or relating to (i) the Restructuring or (ii) the sale and transfer of the Sale Shares as contemplated by this Agreement.

Section 8.5 Direct Claims. If any Indemnified Party has a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided that no failure or delay in providing such Indemnity Notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnification hereunder, except to the extent that the Indemnifying Party shall have been materially and adversely prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 8.6 Limitation on Liability. Notwithstanding anything to the contrary in this Agreement:

(a) No Indemnified Party may assert a claim or commence an Action against any Indemnifying Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action is received by such Indemnifying Party on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive in accordance with Section 8.1, provided that with respect to any Specified Indemnity Matter for which a “claims outside date” is specified in Exhibit I, no claim may be asserted, and no action may be commenced, against any Indemnifying Party unless written notice of such claim or Action describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action is received by such Indemnifying Party on or prior to the date so specified in Exhibit I.

(b) Other than a claim for indemnification pursuant to Section 8.2(a)(i) for Losses arising out of or resulting from any breach of any of the Company Fundamental Representations or pursuant to Section 8.2(a)(iii) regarding the matters specified in Clause (viii), Clause (ix), or Clause (x) of Exhibit I or pursuant to Section 8.2(a)(iv) or pursuant to Section 6.7, the second paragraph of Part A of Exhibit F or Section 6.9, for which no limitation on liability pursuant to this Section 8.6(b) shall apply, the Seller Parties shall not be liable for any Losses with respect to any claim for indemnification pursuant to Section 8.2(a), unless and until the total amount of all Losses suffered or incurred by the relevant Indemnified Parties hereunder exceeds an amount equal to US$3,000,000, whereupon the Seller Parties shall be liable only for all Losses in excess of US$1,000,000.

(c) The aggregate liability of the Seller Parties for claims under this ARTICLE VIII (other than claims for indemnification pursuant to Section 8.2(a)(i) arising out of or resulting from any breach of any of the Company Fundamental Representations or pursuant to Section 8.2(a)(iv) or pursuant to Section 6.9, or claims pursuant to Section 8.2(a)(iii) regarding the matters specified in Clause (x) of Exhibit I) shall in no event exceed US$360,000,000 (or, if the Second Tranche Consideration has been reduced in accordance with Section 6.7, US$360,000,000 minus the amount of such reduction). The aggregate liability of the Seller Parties for claims under this ARTICLE VIII, including claims for indemnification pursuant to Section 8.2(a) arising out of or resulting from any breach of any of the Company Fundamental Representations and claims pursuant to Section 8.2(a)(iii) regarding the matters specified in Clause (x) of Exhibit I but excluding claims for indemnification pursuant to Section 6.9 or Section 8.2(a)(iv), shall in no event exceed the aggregate amount of Consideration actually received by the Seller Parties. For the avoidance of doubt, the limitation on liability pursuant to this Section 8.6(c) shall in no circumstances apply to claims for indemnification pursuant to Section 8.2(a)(iv).

(d) Each of the Buyer Parties shall, and shall cause the Target Group Companies to, use commercially reasonable efforts to mitigate Losses the applicable Indemnified Party may suffer as a result of any other Party’s breach of this Agreement, after it becomes aware of any such breach.

(e) Any Indemnifiable Loss shall be determined without duplication of recovery by reason of the state of facts giving rise to such Indemnifiable Loss constituting a breach of more than one representation, warranty, covenant or agreement herein. No Indemnified Party shall be entitled to recover for any Indemnifiable Loss based on the same set of facts more than once.

(f) In no event shall any Party be liable to any Indemnified Party for any Loss (i) to the extent such Indemnified Party recovers an amount in respect of such Loss from any third party (including under any insurance policy) and only to the extent of such amount actually recovered (less any related costs and expenses, including the aggregate cost of pursuing any related claims), (ii) that is a contingent liability, unless and until such liability is actually due and payable (provided that this sub-section (ii) shall not restrict an Indemnified Party from bringing a claim when such continent liability is pending), or (iii) to the extent arising out of or resulting from any act, omission, transaction or arrangement carried out at the written request or with the written approval of any Buyer Party or as expressly required by any of the Transaction Documents.

(g) The limitations on indemnification set forth in this Section 8.6 shall not apply to any claim for fraud, willful misconduct or intentional breach of the Indemnifying Party or its Affiliates.

(h) If any monetary claim for indemnification has been asserted pursuant to Section 8.2(a)(iv) in accordance with the dispute resolution set forth in Section 9.1, no Buyer Party may, and each Buyer Party shall procure its Affiliates to not, assert any monetary claim (and shall promptly terminate or cause to be terminated any monetary claim that may have been asserted) in the PRC under the Non-Compete Undertaking that is based on substantially the same facts or circumstances giving rise to the claim asserted pursuant to Section 8.2(a)(iv); provided that this Section 8.6(h) shall not prevent or restrict the right of any Indemnified Party to obtain any remedy (including without limitation injunctive relief, specific performance and claims for expenses of attorneys in relation thereto) other than the monetary claims as set forth above under this Section 8.6(h)) pursuant to the Non-Compete Undertaking.

Section 8.7 Investigation. The right to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether prior to or after the date hereof or the Closing Date, with respect to any matter, including the accuracy of or compliance with any representation, warranty, covenant or agreement made by a Party hereto. The waiver of any condition relating to the accuracy of any such representation or warranty or the performance of or compliance with any such covenant or agreement will not affect the right to indemnification hereunder based on any such representation, warranty, covenant or agreement.

Section 8.8 Tax Gross-Up. If an Indemnifying Party is required to deduct or withhold from a payment under Section 8.2 to an Indemnified Party any Tax, the Indemnifying Party shall pay on demand from the Indemnified Party such additional amounts as shall be required so that the net amount received by such Indemnified Party after such deduction or withholding shall equal the amount that would have been received by such Indemnified Party had no such deduction or withholding been made.

Section 8.9 Exclusive Remedy. From and after the Closing, the indemnification provisions set forth in this ARTICLE VIII shall be the sole and exclusive monetary remedy for each Indemnified Party for any claims by such Indemnified Party against the Indemnifying Parties arising from this Agreement; provided that this Section 8.9 shall not prevent or restrict (a) the right of any Indemnified Party to obtain injunctive relief or specific performance from a court or tribunal of competent jurisdiction in accordance with Section 9.13, or (b) any claim against an Indemnifying Party for fraud or willful misconduct of the Indemnifying Party or its Affiliates.

Section 8.10 Right to Cure. The Indemnifying Party shall not be liable for any claim made by an Indemnified Party pursuant to this ARTICLE VIII to the extent any breach or circumstances underlying such claim is capable of being remedied or otherwise cured and the Indemnifying Party shall have remedied or otherwise cured the same within ten (10) Business Days after being given notice of the same by such Indemnified Party, unless such Indemnified Party shall have actually suffered any Losses in connection with or attributable to the matters giving rise to such claim.

Section 8.11 Tax Treatment of Indemnification Payments. All indemnification payments made under this ARTICLE VIII shall be treated as adjustment to the Consideration (and the applicable component thereof) for all Tax purposes unless otherwise required by any applicable Law.

Section 8.12 No Set off. All amounts required to be paid under this Agreement shall be paid free and clear of any withholding, deduction or set-off of any kind, except as specifically provided otherwise herein. Without limitation to the foregoing, no Party shall have any right to set off any amount claimed or required to be paid to such Party or any Indemnified Person pursuant to this ARTICLE VIII against any amount required to be paid by such Party pursuant to this Agreement or any other Transaction Document.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Governing Law; Dispute Resolution. This Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong without giving effect to any choice or conflict of law provision or rule thereof. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, shall be exclusively referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the relevant arbitration notice is received by the HKIAC. There shall be three arbitrators. Each side in dispute shall have the right to appoint one arbitrator, and the third arbitrator shall be appointed by the HKIAC. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the Contemplated Transactions. The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal. Notwithstanding the foregoing, this Section 9.1 is in any event without prejudice to the dispute resolution set forth in the Non-Compete Undertaking.

Section 9.2 Performance Pending Dispute Resolution. Unless otherwise terminated in accordance with the terms hereof, this Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect during the pendency of any proceeding under Section 9.1.

Section 9.3 Amendment; Waiver. This Agreement shall not be amended or modified except by an agreement in writing executed by all the Parties. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. All remedies, either under this Agreement or by law or in equity, shall be cumulative and not alternative except as expressly provided otherwise herein.

Section 9.4 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 9.5 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the express written consent of the other Parties, and any attempted assignment in violation of this Section 9.5 shall be void.

Section 9.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) in writing and served by personal delivery upon the Party for whom it is intended, (b) if delivered by facsimile with receipt confirmed, (c) if delivered by email upon such email being sent unless the sending party subsequently learns or should have learned that such email was not successfully delivered, or (d) if delivered by certified mail, registered mail or courier service, return receipt received, to the Party at the address set forth below:

If to any Buyer Party, at:

Address:	Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing, China
Attention:
Facsimile:
Email:

With a copy (which shall not constitute notice) to:

Address:
Attention:
Facsimile:
Email:

If to any Seller Party, at:

Address:
Attention:
Email:

With a copy (which shall not constitute notice) to:

Address:
Attention:
Facsimile:
Email:

Any Party may change its address for purposes of this Section 9.6 by giving the other Parties written notice of the new address in the manner set forth above.

Section 9.7 Entire Agreement. This Agreement (including without limitation all the Schedules and Exhibits hereto and all the provisions incorporated by reference into this Agreement) and all the other Transaction Documents (including without limitation the Restructuring Plan and all the Schedules and Exhibits thereto), constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby and thereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby and thereby (including without limitation the Original Share Purchase Agreement) are superseded by this Agreement (upon the effectiveness of this Agreement) and the other Transaction Documents. All the Schedules and Exhibits to this Agreement, including without limitation the Restructuring Plan and all the Schedules and Exhibits thereto, shall form a part of this Agreement. In the event of any inconsistency between this Agreement and any other Transaction Document, this Agreement shall prevail.

Section 9.8 Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law so as to effect the original intent of the Parties as closely as possible, and that such modified provision shall thereafter be enforced to the fullest extent possible.

Section 9.9 Fees and Expenses. Except as specifically provided otherwise in this Agreement or the Restructuring Plan, the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of the Transaction Documents and the Contemplated Transactions, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 9.10 Confidentiality.

(a) Subject to Section 9.10(b), each Party shall, and shall cause its Representatives to, to the extent not in violation of applicable Law, (i) keep confidential and shall not disclose to any Person the existence and substance of any Transaction Document, the negotiations relating to any Transaction Document and any non-public information with respect to the foregoing (collectively, “Confidential Information”), (ii) if a Party or any of its Representatives is legally compelled or is required by any stock exchange or any other regulatory body to disclose any such information, provide the other Parties with prompt written notice of such requirement so that such other Party may seek a protective order or other remedy or waive compliance with this Section 9.10(a), and (iii) in the event that such protective order or other remedy is not obtained, or such other Party waives compliance with this Section 9.10(a), furnish only that portion of such confidential information which is required by law, the stock exchange or other regulatory body to be provided; provided, however, that the Party seeking to disclose shall have provided a draft of the proposed disclosure to the other Parties reasonably in advance and shall have reasonably considered any comments from the other Parties to the content of such proposed disclosure; provided, further, that each Party and its respective Representatives may disclose such information to their respective Affiliates, permitted assignees, financing sources, partners, shareholders, senior management, employees, professional advisors, agents in each case only where such Persons or entities are bound by appropriate non-disclosure obligations and have agreed to maintain the confidentiality of such information.

(b) Confidential Information shall not include any information that is (i) previously known on a non-confidential basis by the receiving Party or any of its Representatives, (ii) in the public domain through no fault of such receiving Party or any of its Representatives, (iii) received from a Person other than any of the other Parties or their respective Representatives, so long as such Person was not, to the best knowledge of the receiving Party, subject to a duty of confidentiality to such other Party or (iv) developed independently by or on behalf of the receiving Party or any of its Representatives without reference to Confidential Information of the disclosing Party.

Section 9.11 Third Party Rights. Except for an Indemnified Party’s right to seek indemnification pursuant to ARTICLE VIII, A Person that is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of, or enjoy any benefit under, this Agreement.

Section 9.12 Headings. The headings of the various Articles and Sections of this Agreement are inserted merely for convenience and do not expressly or by implication limit, define or extend the specific terms of the Article or Section so designated.

Section 9.13 Specific Performance. The Parties hereby acknowledge and agree that the failure of either Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Contemplated Transactions, will cause irreparable injury to the other Party, for which damages alone, even if available, will not be an adequate remedy. Accordingly, each Party hereby agrees and undertakes that the Parties shall be entitled to seek the remedies of injunction, specific performance or other equitable relief from any court or tribunal of competent jurisdiction for any threatened or actual breach of the terms of this Agreement, to enforce specifically the terms and provisions hereof and to compel performance of such Party’s obligations (including the taking of such actions as are required of such Party to consummate the Contemplated Transactions), this being in addition to and without prejudice to any other rights or remedies to which either Party is entitled under this Agreement. The Parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that, such remedy shall be in addition to any other remedy to which a Party is entitled at law or in equity.

Section 9.14 Counterparts. This Agreement may be executed in one or more counterparts, including counterparts transmitted by facsimile or e-mail, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Delivery of executed signature pages by facsimile or electronic transmission (via scanned PDF) by all Parties will constitute effective and binding execution and delivery of this Agreement.

Section 9.15 Obligations Joint and Several. Any obligation of any Seller Party hereunder shall be an obligation of all Seller Parties on a joint and several basis as between each other. Any obligation of any Buyer Party hereunder shall be an obligation of all Buyer Parties on a joint and several basis as between each other.

Section 9.16 Effectiveness. This Agreement shall take effect on the Closing Date immediately prior to the Closing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

BAIDU (HONG KONG) LIMITED

By:	/s/ YUAN Dandan
Name: YUAN Dandan
Title: Authorized Representative

[Signature Page to Amended & Restated Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

MOON SPV LIMITED

By:	/s/ CAO Xiaodong
Name: CAO Xiaodong
Title: Authorized Signatory

[Signature Page to Amended & Restated Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

JOYY INC.

By:	/s/ Xueling Li
Name: Xueling Li
Title: Authorized Signatory

[Signature Page to Amended & Restated Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

FUNSTAGE TECHNOLOGY LTD.

By:	/s/ Li Ting
Name: Li Ting
Title: Authorized Signatory

[Signature Page to Amended & Restated Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

TOPSTAGE TECHNOLOGY LTD.

By:	/s/ Li Ting
Name: Li Ting
Title: Authorized Signatory

[Signature Page to Amended & Restated Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

广州华多网络科技有限公司

By:	/s/ Li Ting
Name: Li Ting
Title: Legal Representative

[Signature Page to Amended & Restated Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

广州市锐橙网络科技有限公司

By:	/s/ Li Ting
Name: Li Ting
Title: Legal Representative

[Signature Page to Amended & Restated Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

广州欢聚时代信息科技有限公司

By:	/s/ Li Ting
Name: Li Ting
Title: Legal Representative

[Signature Page to Amended & Restated Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

RUNDERFO INC.

By:	/s/ Zhang Ying
Name: Zhang Ying
Title: Authorized Signatory

[Signature Page to Amended & Restated Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

DAVID XUELING LI

/s/ DAVID XUELING LI

[Signature Page to Amended & Restated Share Purchase Agreement]